$6.00 PER SHARE IN CASH

NEVSUN
RESOURCES LTD.

PREMIUM VALUE FOR NEVSUN'S ASSETS

Recognizes Fundamental and Strategic Value of Nevsun's Portfolio

- 26% Premium to Lundin Hostile Bid Price
- 57% Premium to Nevsun's Unaffected Trading Price
- Provides Certainty and Immediate Liquidity

OFFER IS THE RESULT OF A COMPREHENSIVE, COMPETITIVE, GLOBAL REVIEW PROCESS

TENDER YOUR SHARES TO ACCEPT THE ZIJIN OFFER

NEVSUN'S BOARD CONTINUES TO RECOMMEND THAT SHAREHOLDERS REJECT THE UNDERVALUED HOSTILE BID FROM LUNDIN

⚠ If you have already tendered your Nevsun shares to the hostile bid by Lundin, you can withdraw them by contacting your broker or Laurel Hill Advisory Group, North American Toll Free at 1-877-452-7184 | 1-416-304-0211 (collect calls for shareholders outside North America) or via email at assistance@laurelhill.com.

September 14, 2018

Dear Fellow Nevsun Shareholder:

In August, we wrote to you with a recommendation that you not tender your common shares (“Nevsun Shares”) of Nevsun Resources Ltd. (“Nevsun”) to a hostile bid launched by Lundin Mining Corporation (“Lundin Mining”) on July 26, 2018. One of the reasons for this recommendation was that your board of directors (the “Nevsun Board”) expected superior offers to emerge from a global strategic review process that had been undertaken by Nevsun.

That superior offer has now emerged.

On September 5, 2018, Nevsun announced an agreement (the “Pre-Acquisition Agreement”) with Zijin Mining Group Co., Ltd. (“Zijin Mining”) pursuant to which Zijin Mining agreed to make an offer (the “Zijin Offer”) to acquire all of the issued and outstanding Nevsun Shares.

The Nevsun Board believes this is an excellent outcome for Nevsun Shareholders, as the Zijin Offer is:

•	an all cash C$1.86 billion offer at C$6.00 per Nevsun Share;

•	C$1.25 per Nevsun Share or 26%, more than the hostile bid for Nevsun launched by Lundin Mining on July 26, 2018; and

•	C$2.18 or 57% more than the closing price of the Nevsun Shares on the Toronto Stock Exchange (“TSX”) on May 7, 2018, the day Lundin Mining first publicly announced its desire to acquire Nevsun.

The Nevsun Board, based on the unanimous recommendation of a special committee of independent directors (the “Special Committee”), UNANIMOUSLY recommends that Nevsun Shareholders ACCEPT the Zijin Offer and DEPOSIT their Nevsun Shares to the Zijin Offer.

Reasons to Tender to Offer

As described in more detail in the enclosed Directors’ Circular, the reasons for the Nevsun Board’s unanimous recommendation of the Zijin Offer include:

1.	The Zijin Offer recognizes the fundamental and strategic value of Nevsun’s unique portfolio of producing and development assets, underpinned by the world-class Timok deposit;

2.	The Zijin Offer represents an attractive premium;

3.	The Zijin Offer provides certainty and immediate liquidity to Nevsun Shareholders;

4.	The Zijin Offer is the result of a comprehensive, competitive and global process undertaken to maximize shareholder value and is currently the most attractive alternative available to Nevsun and Nevsun Shareholders;

5.	Zijin Mining is a leading global mining company with a track record of executing strategic mining transactions worldwide, including with respect to assets in Serbia;

6.	The Zijin Offer shows a strong commitment by Zijin Mining to successfully execute the transaction as demonstrated by its agreement to a US$50 million reverse termination amount held in escrow in Canada;

ACCEPT ZIJIN’S OFFER

TENDER YOUR NEVSUN SHARES

Nevsun Shareholders requiring advice or assistance concerning the acceptance of the Zijin Offer are urged to contact contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

NEVSUN  RESOURCES  LTD.

1750 – 1066 West Hastings Street,  Vancouver,  British Columbia  Canada  V6E 3X1

Tel: 604-623-4700    Toll Free: 1-888-600-2200    Fax: 604-623-4701   www.nevsun.com

7.	The Nevsun Board and the Special Committee received separate opinions, dated September 4, 2018, from their respective financial advisors, BMO Nesbitt Burns Inc. (“BMO”) and Citigroup Global Markets Inc. (“Citi”), which opinions are attached to the enclosed Directors’ Circular as Schedule “B” and Schedule “C,” respectively, as to the fairness, from a financial point of view and as of the date of such opinions, to holders of Nevsun Shares (other than Zijin Mining, Lundin Mining and their respective affiliates) and of the C$6.00 per Nevsun Share cash consideration offered pursuant to the Zijin Offer;

8.	The Zijin Offer is supported by Nevsun’s directors and officers; and

9.	Under the terms of the Pre-Acquisition Agreement, the Nevsun Board has preserved the ability to respond to unsolicited superior proposals.

Clear Pathway to Completing this Transaction

Zijin Mining is a leading global diversified mining company, which manages an extensive portfolio of operations through subsidiaries in eight countries. Listed on the Shanghai Stock Exchange and the Hong Kong Stock Exchange, Zijin Mining is one of the largest gold producers, the largest zinc producer, the second largest mined-copper producer, and an important tungsten and iron ore producer in the People’s Republic of China, with a market capitalization of approximately US$10 billion.

Zijin Mining has a strong track record of executing strategic mining transactions globally, including strategic partnerships with Toronto-based Barrick Gold Corporation related to the Porgera mine in Papua New Guinea and Vancouver-based Ivanhoe Mines Ltd., related to the Kamoa-Kakula copper project in the Democratic Republic of Congo. Zijin Mining also successfully completed a board-supported takeover of Norton Gold Fields Ltd., an Australian mining company, in 2015.

The Zijin Offer is not subject to any financing conditions and we are confident that this transaction is capable of being completed and Nevsun Shares taken up by the December 28, 2018 expiry date of the Zijin Offer.

Take Action and Tender Your Nevsun Shares

We urge you to read the enclosed material carefully and, in particular, the “Compelling Reasons for Accepting Zijin’s Offer” section of the enclosed Directors’ Circular.

The Zijin Offer is open for acceptance until 5:00 p.m. (Toronto time) on December 28, 2018, unless extended, accelerated or withdrawn. For assistance tendering your shares, contact Laurel Hill Advisory Group (contact information below). If you have already tendered your shares to the Lundin Mining hostile bid you can and should withdraw them by contacting Laurel Hill Advisory Group.

The Zijin Offer is a superior outcome for Nevsun and Nevsun Shareholders. Tender your shares to realize its value.

Sincerely,

“Ian W. Pearce”	“Dave Smith”
Ian W. Pearce, Chair and Director Nevsun Resources Ltd.	Dave Smith, Chair of the Special Committee and Director Nevsun Resources Ltd.

ACCEPT ZIJIN’S OFFER

TENDER YOUR NEVSUN SHARES

Nevsun Shareholders requiring advice or assistance concerning the acceptance of the Zijin Offer are urged to contact contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

NEVSUN  RESOURCES  LTD.

1750 – 1066 West Hastings Street,  Vancouver,  British Columbia  Canada  V6E 3X1

Tel: 604-623-4700    Toll Free: 1-888-600-2200    Fax: 604-623-4701   www.nevsun.com

This document is important and requires your immediate attention. If you are in doubt as to how to respond to the Zijin Offer, you should consult your investment dealer, stockbroker, lawyer or other professional advisor.

DIRECTORS’ CIRCULAR
RECOMMENDING

ACCEPTANCE

of the offer by a wholly-owned subsidiary of

ZIJIN MINING GROUP CO., LTD.

to acquire all of the common shares of
NEVSUN RESOURCES LTD.

for consideration of C$6.00 per share in cash.

The Nevsun Board, based on the unanimous recommendation of the Special Committee, UNANIMOUSLY recommends that Nevsun Shareholders:

ACCEPT the Zijin Offer and DEPOSIT their Nevsun Shares to the Zijin Offer

DO NOT TENDER their Nevsun Shares to the Lundin Hostile Bid

WITHDRAW any Nevsun Share previously tendered to the Lundin Hostile Bid

Nevsun Shareholders requiring advice or assistance concerning the acceptance of the Zijin Offer are urged to contact Nevsun’s information agent

Laurel Hill Advisory Group

North America Toll Free

1-877-452-7184

Collect Calls Outside North America

416-304-0211

Email: assistance@laurelhill.com

September 14, 2018

NOTICE TO SHAREHOLDERS IN THE UNITED STATES

The Zijin Offer is made for the securities of a foreign issuer and while the offer is subject to disclosure requirements of the country in which the subject issuer is incorporated or organized, investors should be aware that these requirements are different from those of the United States. Financial statements included herein, if any, have been prepared in accordance with International Financial Reporting Standards and thus may not be comparable to financial statements of United States companies.

The enforcement by investors of civil liabilities under the federal securities laws may be affected adversely by the fact that the issuer is located in a foreign country, and that some or all of its officers and directors are residents of a foreign country.

SUMMARY

The information set out below is intended to be a summary only and is qualified in its entirety by the more detailed information appearing elsewhere in this Directors’ Circular. This Directors’ Circular should be read carefully and in its entirety by Nevsun Shareholders as it provides important information regarding Nevsun and the Zijin Offer. All capitalized terms in this summary have the respective meanings ascribed to them in the Glossary attached as Schedule “A” to this Directors’ Circular.

Recommendation of the Nevsun Board:

The Nevsun Board, based on the unanimous recommendation of a special committee composed of independent directors, has concluded that the Zijin Offer is in the best interest of Nevsun, the Nevsun Shareholders and Nevsun’s other stakeholders.

The Nevsun Board unanimously recommends that Nevsun Shareholders:

•        ACCEPT the Zijin Offer and DEPOSIT their Nevsun Shares to the Zijin Offer;

•        DO NOT TENDER their Nevsun Shares to the Lundin Hostile Bid; and

•        WITHDRAW any Nevsun Shares previously tendered to the Lundin Hostile Bid.

See “Nevsun Board’s Unanimous Recommendations” on page 4 of this Directors’ Circular.

The Zijin Offer:

Zijin has offered to purchase all of the outstanding Nevsun Shares, together with any SRP Rights issued under Nevsun’s Rights Plan, including Nevsun Shares that may become issued and outstanding after the date of the Zijin Offer but prior to the Expiry Time upon the exercise, conversion or exchange of options, warrants, debentures or other securities of Nevsun that are exercisable for, convertible into or exchangeable for Nevsun Shares (other than the SRP Rights). The Zijin Offer offers Nevsun Shareholders consideration of C$6.00 per Nevsun Share in cash.

The Zijin Offer is open for acceptance until the Expiry Time, which is currently 5:00 p.m. (Toronto time) on December 28, 2018, unless extended, accelerated or withdrawn by Zijin in accordance with its terms.

Compelling Reasons for Accepting the Zijin Offer:

The Nevsun Board has carefully reviewed and considered the Zijin Offer, has considered the recommendation of the Special Committee and, in evaluating the Zijin Offer, has consulted with Nevsun’s legal and financial advisors.

The following is a summary of the principal reasons for the Nevsun Board’s unanimous recommendation that Nevsun Shareholders ACCEPT the Zijin Offer:

1. The Zijin Offer recognizes the fundamental and strategic value of Nevsun’s unique portfolio of producing and development assets, underpinned by the world-class Timok deposit;

- i -

ACCEPT ZIJIN’S OFFER

TENDER YOUR NEVSUN SHARES

Nevsun Shareholders requiring advice or assistance concerning the acceptance of the Zijin Offer are urged to contact contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

2. The Zijin Offer represents an attractive premium;

3. The Zijin Offer provides certainty and immediate liquidity to Nevsun Shareholders;

4. The Zijin Offer is the result of a comprehensive, competitive and global process undertaken to maximize shareholder value and is currently the most attractive alternative available to Nevsun and Nevsun Shareholders;

5. Zijin Mining is a leading global mining company with a track record of executing strategic mining transactions worldwide, including with respect to assets in Serbia;

6. The Zijin Offer shows a strong commitment by Zijin Mining to successfully execute the transaction as demonstrated by its agreement to a US$50 million reverse termination amount held in escrow in Canada;

7. The Nevsun Board and the Special Committee received separate opinions, dated September 4, 2018, from their respective financial advisors, BMO and Citi, as to the fairness, from a financial point of view and as of the date of such opinions, of the C$6.00 per Nevsun Share cash consideration offered pursuant to the Zijin Offer;

8. The Zijin Offer is supported by Nevsun’s directors and officers; and

9. Under the terms of the Pre-Acquisition Agreement, the Nevsun Board has preserved the ability to respond to unsolicited superior proposals.

See “Compelling Reasons for Accepting Zijin’s Offer” on page 4 of this Directors’ Circular.

How to Accept the Zijin Offer and Tender your Nevsun Shares:

Shareholders who wish to accept the Zijin Offer must properly complete and execute the Letter of Transmittal accompanying the Zijin Circular, and deposit it, together with certificate(s) or DRS Statement(s) representing their Nevsun Shares at or prior to the Expiry Time at the office of the Depositary specified in the Letter of Transmittal.

Detailed rules and instructions are contained in the Letter of Transmittal. Alternatively, Nevsun Shareholders may follow the procedure for guaranteed delivery described in section three of the Zijin Circular, “Manner of Acceptance – Procedure for Guaranteed Delivery”, using the Notice of Guaranteed Delivery accompanying the Zijin Circular.

- ii -

ACCEPT ZIJIN’S OFFER

TENDER YOUR NEVSUN SHARES

Nevsun Shareholders requiring advice or assistance concerning the acceptance of the Zijin Offer are urged to contact contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

Nevsun Shareholders whose Nevsun Shares are held in an account with a broker, investment dealer, bank, trust company or other Intermediary should contact their representative if they wish to accept the Zijin Offer.

Nevsun Shareholders will not be required to pay any fee or commission if they accept the Zijin Offer by transmitting their Nevsun Shares directly to the Depositary. However, a broker or other Intermediary through whom you own your Nevsun Shares may charge a fee to deposit Nevsun Shares on your behalf. You should consult your broker or other Intermediary to determine whether any charges will apply.

Nevsun Shareholders are invited to contact the Depositary at the address and telephone number below for further information regarding how to accept the Zijin Offer.

Computershare Investor Services Inc.

100 University Avenue

8th Floor

Toronto, ON

M5J 2Y1

Attn:  Corporate Actions

Toll Free: 1-800-564-6253

E-Mail: corporateactions@computershare.com

Right to Withdraw Nevsun Shares tendered to the Lundin Hostile Bid:

If you have already tendered your Nevsun Shares to the Lundin Hostile Bid, you can withdraw your Nevsun Shares.  See “How to Withdraw Nevsun Shares Deposited Under the Lundin Hostile Bid” on page 8 of this Directors’ Circular for further instructions on how to withdraw Nevsun Shares tendered to the Lundin Hostile Bid.

If you require assistance in withdrawing your Nevsun Shares you should contact your broker or Laurel Hill Advisory Group, the Strategic Shareholder Advisor and Information Agent retained by Nevsun, at 1-877-452-7184 (toll-free in North American), or 1-416-304-0211 (collect calls outside North America), or by email at assistance@laurelhill.com

- iii -

ACCEPT ZIJIN’S OFFER

TENDER YOUR NEVSUN SHARES

Nevsun Shareholders requiring advice or assistance concerning the acceptance of the Zijin Offer are urged to contact contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

QUESTIONS AND ANSWERS ABOUT THE ZIJIN OFFER

The information contained below is of a summary nature and therefore is not complete and is qualified in its entirety by the more detailed information contained elsewhere in this Directors’ Circular, including the appendices to this Directors’ Circular, all of which are important and should be reviewed carefully. Capitalized terms used in these questions and answers but not otherwise defined in this Question and Answer section have the respective meanings ascribed thereto in the Glossary set forth in Schedule “A” to this Directors’ Circular.

Q:	Why am I receiving this Directors’ Circular?

A:	On September 4, 2018, Nevsun entered into the Pre-Acquisition Agreement with Zijin Mining pursuant to which Zijin Mining agreed to make the Zijin Offer, subject to the terms and conditions set forth in the Pre-Acquisition Agreement. As a condition to the making of the Zijin Offer, among other things, Nevsun agreed to prepare this Directors’ Circular containing the Nevsun Board’s unanimous recommendation that Nevsun Shareholders accept the Zijin Offer.

Q:	Should I accept the Zijin Offer?

A:	YES. The Nevsun Board, based on the unanimous recommendation of the Special Committee, unanimously has concluded that the Zijin Offer in the best interest of Nevsun, the Nevsun Shareholders and Nevsun’s other stakeholders. The Nevsun Board unanimously recommends that Nevsun Shareholders ACCEPT the Zijin Offer and DEPOSIT their Nevsun Shares to the Zijin Offer.

Q:	Why is the Nevsun Board recommending that I accept the Zijin Offer?

A:	The Nevsun Board has made its recommendation for a number of reasons, including:

1.	The Zijin Offer recognizes the fundamental and strategic value of Nevsun’s portfolio of producing and development assets, underpinned by the world-class Timok deposit;

2.	The Zijin Offer represents an attractive premium;

3.	The Zijin Offer provides certainty and immediate liquidity to Nevsun Shareholders;

4.	The Zijin Offer is the result of a comprehensive, competitive and global process undertaken to maximize shareholder value and is currently the most attractive alternative available to Nevsun and Nevsun Shareholders;

5.	Zijin Mining is a leading global mining company with a track record of executing strategic mining transactions worldwide, including with respect to assets in Serbia;

6.	The Zijin Offer shows a strong commitment by Zijin Mining to successfully execute the transaction as demonstrated by its agreement to a US$50 million reverse termination amount held in escrow in Canada;

7.	The Nevsun Board and the Special Committee received separate opinions, dated September 4, 2018, from their respective financial advisors, BMO and Citi, as to the fairness, from a financial point of view and as of the date of such opinions, of the C$6.00 per Nevsun Share cash consideration offered pursuant to the Zijin Offer;

8.	The Zijin Offer is supported by Nevsun’s directors and officers; and

- iv -

ACCEPT ZIJIN’S OFFER

TENDER YOUR NEVSUN SHARES

Nevsun Shareholders requiring advice or assistance concerning the acceptance of the Zijin Offer are urged to contact contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

9.	Under the terms of the Pre-Acquisition Agreement, the Nevsun Board has preserved the ability to respond to unsolicited superior proposals.

Q:	How do I accept the Zijin Offer?

A:	Shareholders who wish to accept the Zijin Offer must properly complete and execute the Letter of Transmittal accompanying the Zijin Circular, and deposit it, together with certificate(s) or DRS Statement(s) representing their Nevsun Shares at or prior to the Expiry Time at the office of the Depositary specified in the Letter of Transmittal.

Detailed rules and instructions are contained in the Letter of Transmittal. Alternatively, Nevsun Shareholders may follow the procedure for guaranteed delivery described in section three of the Zijin Circular, “Manner of Acceptance – Procedure for Guaranteed Delivery”, using the accompanying Notice of Guaranteed Delivery. Nevsun Shareholders whose Nevsun Shares are held in an account with a broker, investment dealer, bank, trust company or other Intermediary should contact their representative if they wish to accept the Zijin Offer.

Nevsun Shareholders will not be required to pay any fee or commission if they accept the Zijin Offer by transmitting their Nevsun Shares directly to the Depositary. However, a broker or other Intermediary through whom you own your Nevsun Shares may charge a fee to deposit Nevsun Shares on your behalf. You should consult your broker or other Intermediary to determine whether any charges will apply.

Nevsun Shareholders are invited to contact the Depositary at the address and telephone number below for further information regarding how to accept the Zijin Offer.

Computershare Investor Services Inc. 100 University Avenue 8th Floor Toronto, ON M5J 2Y1 Attn: Corporate Actions Toll Free: 1-800-564-6253 E-Mail: corporateactions@computershare.com

Q:	Who is making the Zijin Offer for my Nevsun Shares?

A:	The Offeror, meaning 1178180 B.C. Ltd., a wholly-owned subsidiary of Zijin Mining, is making the Offer, and was incorporated for the sole purpose of making the Offer.

Zijin Mining is a diversified mining company incorporated under the laws of the People’s Republic of China (“PRC”), and is principally engaged in the exploration, mining, smelting and sale of gold, copper and other metal minerals. It is one of the largest gold producers, the largest zinc producer, the second largest mined-copper producer, and an important tungsten and iron ore producer in the PRC. Zijin Mining currently employs over 21,000 people worldwide with a presence in China, Australia, South Africa, Peru, Russia, Papua New Guinea, Tajikistan, Kyrgyzstan and the Democratic Republic of Congo.

Zijin Mining is dual-listed on the Hong Kong Stock Exchange and the Shanghai Stock Exchange with a current capitalization of approximately US$10 billion.

Zijin Mining has a strong track record of executing strategic mining transactions globally, including strategic partnerships with Toronto-based Barrick Gold Corporation related to the Porgera mine in Papua New Guinea and Vancouver-based Ivanhoe Mines Ltd., related to the Kamoa-Kakula copper project in the Democratic Republic of Congo. Zijin Mining also successfully completed a board-supported takeover of Norton Gold Fields Ltd., an Australian mining company, in 2015.

- v -

ACCEPT ZIJIN’S OFFER

TENDER YOUR NEVSUN SHARES

Nevsun Shareholders requiring advice or assistance concerning the acceptance of the Zijin Offer are urged to contact contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

Q:	Does Zijin Mining Have the Resources to Pay for my Nevsun Shares?

A:	Yes. The Zijin Offer is not subject to any financing conditions. The Offeror will fund the Zijin Offer, and related expenses associated with the Zijin Offer and the completion of a Compulsory Acquisition or Subsequent Acquisition Transaction, as applicable, out of the cash consideration from the proceeds of the CCBC Facility and the Bank of China Facility.

See “Source of Funds” in Section 8 of the Zijin Circular.

Q:	Is the Offeror’s or Zijin Mining’s Financial Condition Relevant to my Decision to Tender my Nevsun Shares?

A:	No. We believe that neither the Offeror’s nor Zijin Mining’s financial condition is material to a Nevsun Shareholder’s decision whether to deposit their Nevsun Shares under the Zijin Offer because: (a) cash is the only consideration that will be paid to Nevsun Shareholders in connection with the Zijin Offer; and (b) the Offeror is offering to purchase all of the outstanding Nevsun Shares in the Zijin Offer.

Q:	Will the Directors and Senior Officers of Nevsun tender their Nevsun Shares?

A:	Yes. All of Nevsun’s directors and senior officers have entered into lock-up agreements with Zijin Mining. Pursuant to such agreements, Nevsun’s directors and senior officers have agreed to support the Zijin Offer and to deposit or cause to be deposited under the Zijin Offer, subject to certain terms and conditions, all of the Nevsun Shares owned or controlled by them, representing approximately 2.08% of the issued and outstanding Nevsun Shares. Further, Nevsun’s directors and senior officers have advised Nevsun of their intention, as of the date of this Directors’ Circular, TO TENDER their Nevsun Shares to the Zijin Offer.

See “Intention of Directors and Officers with respect to the Zijin Offer” on page 8 of this Directors’ Circular.

Q:	Can I withdraw my Nevsun Shares if I have already tendered them to the Lundin Hostile Bid?

A:	YES. According to the Lundin Circular, among other circumstances, you can withdraw your Nevsun Shares at any time before your Nevsun Shares have been taken up by Lundin pursuant to the Lundin Hostile Bid, which cannot occur until November 9, 2018. If you need assistance withdrawing your Nevsun Shares contact your broker as soon as possible or call Laurel Hill Advisory Group, the strategic shareholder advisor and information agent retained by Nevsun, at 1-877-452-7184 (toll-free in North America), or 1-416-304-0211 (collect calls outside North America), or by email at assistance@laurelhill.com.

See “How to Withdraw Nevsun Shares Deposited Under the Lundin Hostile Bid” on page 8 of this Directors’ Circular.

Q:	How long do I have to decide whether to tender to the Zijin Offer?

A:	You have until the Expiry Time, meaning 5:00 p.m. (Toronto time), on December 28, 2018, to tender to the Zijin Offer, unless the Zijin Offer is accelerated, extended or withdrawn. In accordance with Law, if not withdrawn, the Offeror will extend the Zijin Offer for an additional period of 10 days following the Expiry Date and may extend the Zijin Offer for one or more optional extension periods.

See “Time for Acceptance” in Section 2 of the Zijin Offer.

- vi -

ACCEPT ZIJIN’S OFFER

TENDER YOUR NEVSUN SHARES

Nevsun Shareholders requiring advice or assistance concerning the acceptance of the Zijin Offer are urged to contact contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

Q:	Can the Offeror extend the Zijin Offer?

A:	Yes. The Offeror may elect, in its sole discretion, to extend the Zijin Offer from time to time prior to the Expiry Date or prior to the expiry of any extension thereof.

In accordance with Law, if the Offeror is obligated to take up the Nevsun Shares deposited at the initial Expiry Date, it will extend the period during which Nevsun Shares may be deposited under the Zijin Offer for a 10-day mandatory extension period following the Expiry Date and may extend the deposit period after such 10-day mandatory extension period for one or more optional extension periods. If the Offeror extends the Zijin Offer, it will notify the Depositary and publicly announce such extension or acceleration and, if required by Law, mail you a copy of the notice of variation.

See “Variation or Change of the Offer” in Section 5 of the Zijin Offer.

Q:	If I accept the Zijin Offer, when will I receive the offer consideration?

A:	If the conditions of the Zijin Offer are satisfied or waived, and if the Offeror consummates the Zijin Offer and takes up your Nevsun Shares, the consideration for the Nevsun Shares you tendered will be delivered to the Depositary as representative for you as a registered Nevsun Shareholder or your nominee as soon as practicable and in any event no later than three Business Days after the Nevsun Shares are taken up.

In accordance with Law, if the Offeror is obligated to take up such Nevsun Shares, the Offeror will extend the period during which Nevsun Shares may be deposited under the Zijin Offer for the 10-day mandatory extension period following the initial Expiry Date and may extend the deposit period for optional extension periods. The Offeror will immediately take up and promptly pay for Nevsun Shares deposited under the Zijin Offer during the 10-day mandatory extension period and any optional extension period.

See “Take Up and Payment for Deposited Nevsun Shares” in Section 6 of the Zijin Offer.

Q:	If I do not tender but the Zijin Offer is successful, what will happen to my Nevsun Shares?

A:	If the conditions of the Zijin Offer are otherwise satisfied or waived and the Offeror takes up and pays for the Nevsun Shares validly deposited under the Zijin Offer, the Offeror intends to acquire any Nevsun Shares not deposited under the Zijin Offer: (i) by Compulsory Acquisition, if at least 90% of the outstanding Nevsun Shares are validly tendered under the Zijin Offer and not withdrawn; or (ii) by a Subsequent Acquisition Transaction on the same terms as such Nevsun Shares were acquired under the Zijin Offer, if a Compulsory Acquisition is not available or if the Offeror decides not to proceed with a Compulsory Acquisition.

See “Purpose of the Offer” in Section 6 of the Zijin Circular and “Acquisition of Nevsun Shares Not Deposited Under the Offer” in Section 15 of the Zijin Circular.

Q:	Following the Zijin Offer, will Nevsun continue as a public company?

A:	If the Zijin Offer and a Compulsory Acquisition or a Subsequent Acquisition Transaction are successful, among other things:

(a)	the Offeror will own all of the equity interests in Nevsun and the Offeror will be entitled to all of the benefits and risks associated with such ownership; and

(b)	Nevsun Shares will no longer be publicly traded and Nevsun will no longer file periodic reports (including, without limitation, financial information) with any securities regulatory authorities.

- vii -

ACCEPT ZIJIN’S OFFER

TENDER YOUR NEVSUN SHARES

Nevsun Shareholders requiring advice or assistance concerning the acceptance of the Zijin Offer are urged to contact contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

The purchase of Nevsun Shares by the Offeror pursuant to the Zijin Offer will reduce the number of Nevsun Shares that might otherwise trade publicly as well as the number of holders of Nevsun Shares and, depending on the number of Shareholders depositing and the number of Nevsun Shares purchased under the Zijin Offer, would likely adversely affect the liquidity and market value of the remaining Nevsun Shares held by the public.

The rules and regulations of the TSX and the NYSE MKT establish certain criteria which, if not met, could lead to the delisting of the Nevsun Shares from such exchanges. Among such criteria are the number of holders of Nevsun Shares, the number of Nevsun Shares publicly held and the aggregate market value of the Nevsun Shares publicly held. If a sufficient number of Nevsun Shares are purchased under the Zijin Offer, the Nevsun Shares may fail to meet the criteria for continued listing on the TSX and the NYSE MKT and, in that event, the Nevsun Shares may be delisted from the TSX and the NYSE MKT after completion of the Zijin Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction.

See “Effect of the Offer on the Market for and Listing of Nevsun Shares, Stock Exchange Listing and Public Disclosure” in Section 13 of the Zijin Circular.

Q:	Will I have the right to have my Nevsun Shares appraised?

A:	The completion of a Subsequent Acquisition Transaction may result in Nevsun Shareholders having the right to dissent and demand payment of the fair value of their Nevsun Shares. If the statutory procedures governing dissent rights are available and are complied with, this right could lead to judicial determination of the fair value required to be paid to such dissenting Nevsun Shareholders for their Nevsun Shares.

See “Acquisition of Nevsun Shares Not Deposited Under the Offer” in Section 15 of the Zijin Circular.

Q:	Will I have to pay any fees or commissions?

A:	Registered Shareholders will not be obligated to pay any fee or commission if they accept the Zijin Offer by transmitting their Nevsun Shares directly to the Depositary. However, an Intermediary through which a Nevsun Shareholder owns Nevsun Shares may charge a fee to tender any such Nevsun Shares on behalf of the Nevsun Shareholder. Nevsun Shareholders should consult such Intermediary to determine whether any charge will apply.

See “Depositary” in Section 21 of the Zijin Circular.

Q:	What is the market value of my Nevsun Shares as of a recent date?

A:	On September 4, 2018, the closing price of the Nevsun Shares on the TSX was C$4.94.

The Zijin Offer represents a premium of 21% to the closing price of Nevsun Shares on the TSX on Friday, August 31, 2018. The cash consideration of C$6.00 is C$1.25 per share or 26% more than the C$4.75 per share Lundin Hostile Bid launched on July 26, 2018. In addition, the Zijin Offer represents a premium of 57% over Nevsun’s closing price of C$3.82 on May 7, 2018, the day Lundin Mining first publicly announced its desire to acquire Nevsun.

See “Information Concerning the Nevsun Shares” in Section 12 of the Zijin Circular.

Q:	How will Canadian residents and non-residents of Canada be taxed for Canadian federal income tax purposes?

A:	A Resident Holder who disposes of Nevsun Shares to the Offeror under the Zijin Offer will realize a capital gain (or capital loss) equal to the amount by which the cash received under the Zijin Offer, net of any reasonable costs of disposition, exceeds (or is exceeded by) the aggregate adjusted cost base to the Resident Holder of those Nevsun Shares immediately before the disposition.

- viii -

ACCEPT ZIJIN’S OFFER

TENDER YOUR NEVSUN SHARES

Nevsun Shareholders requiring advice or assistance concerning the acceptance of the Zijin Offer are urged to contact contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

Generally, a Non-Resident Holder will not be subject to tax under the Tax Act on any capital gain realized on a disposition of Nevsun Shares pursuant to the Zijin Offer, unless the Nevsun Shares are “taxable Canadian property” of the Non-Resident Holder for purposes of the Tax Act and the Non-Resident Holder is not entitled to relief under an applicable income tax convention between Canada and the country in which the Non-Resident Holder is resident.

The foregoing is a very brief summary of certain principal Canadian federal income tax considerations and is qualified in its entirety by Section 18 of the Zijin Circular, “Certain Canadian Federal Income Tax Considerations”. Nevsun Shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them of a sale of the Nevsun Shares under the Zijin Offer, a Compulsory Acquisition, a Compelled Acquisition or a Subsequent Acquisition Transaction.

Q:	How will U.S. Holders be taxed for U.S. Federal Income Tax Purposes?

A:	A U.S. Holder will recognize a capital gain or loss on the disposition of Nevsun Shares pursuant to the Offer equal to the difference between the amount of cash received (determined in U.S. dollars as described below) and such U.S. Holder’s adjusted tax basis in such Nevsun Shares. Such gain or loss generally will be a long-term capital gain or loss if the Nevsun Shares have been held for more than one year. Preferential tax rates may apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust.

The foregoing is a very brief summary of certain principal United States federal income tax considerations and is qualified in its entirety by Section 19 of the Zijin Circular, “Certain United States Federal Income Tax Considerations”. Shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them of a sale of the Nevsun Shares under the Offer, a Compulsory Acquisition, a Compelled Acquisition or a Subsequent Acquisition Transaction.

Q:	Who do I ask if I have more questions?

A:	Nevsun has retained Laurel Hill Advisory Group as its strategic shareholder advisor and information agent. You should contact your professional advisor or Laurel Hill Advisory Group if you have any questions about this Directors’ Circular or the matters described in this Directors’ Circular. Nevsun Shareholders who would like additional copies, without charge, of this Directors’ Circular, the Zijin Circular, the Letter of Transmittal or the Notice of Guaranteed Delivery or have additional questions should contact their broker or Laurel Hill Advisory Group at 1-877-452-7184 (toll-free in North America), or 1-416-304-0211 (collect calls outside North America), or by email at assistance@laurelhill.com.

- ix -

ACCEPT ZIJIN’S OFFER

TENDER YOUR NEVSUN SHARES

Nevsun Shareholders requiring advice or assistance concerning the acceptance of the Zijin Offer are urged to contact contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

GENERAL INFORMATION

Certain capitalized terms used in this Directors’ Circular have the respective meanings set out in the Glossary attached as Schedule “A” to this Directors’ Circular, unless such term is defined elsewhere in this Directors’ Circular. Unless otherwise indicated, information in this Directors’ Circular is given as at September 13, 2018.

Calculations of percentage amounts or amounts per common share of Nevsun (“Nevsun Share”) set forth in this Directors’ Circular are based on 302,592,672 Nevsun Shares outstanding on a non-diluted basis and 309,749,905 Nevsun Shares outstanding on a fully-diluted basis as of the close of business on September 13, 2018.

Except as otherwise indicated in this Directors’ Circular all references to dollar amounts (“Canadian dollars”, “$” and “C$”) are to the currency of Canada.

FORWARD-LOOKING STATEMENTS

Certain statements in this Directors’ Circular, including the discussion of the reasons for the Nevsun Board’s recommendation that the holders of Nevsun Shares (“Nevsun Shareholders”) accept the Zijin Offer, contain forward-looking information and/or forward-looking statements within the meaning of Applicable Securities Laws (collectively, “forward-looking statements”). The words “may”, “will”, “would”, “should”, “could”, “expects”, “forecasted”, “exposed”, “unlocks” “plans”, “intends”, “trends”, “indicates”, “anticipates”, “believes”, “estimates”, “predicts”, “likely” or “potential” or the negative or other variations of these words or other comparable words or phrases, are intended to identify forward-looking statements, although not all forward-looking statements contain these words.

Examples of such forward-looking statements in this Directors’ Circular include, but are not limited to, expectations regarding Nevsun’s prospects for growth, market share, operational scope, operations, profitability, share price, the ability to realize expected value, market opportunities, accretion or synergies, the potential for other investors or bidders to emerge and engage in alternative transactions with Nevsun in connection with the Zijin Offer; fluctuations in investor perceptions of Nevsun; shareholder value creation; statements regarding the execution of Nevsun’s strategic plans; the near and long-term consequences of the Zijin Offer; and expectations regarding the mining industry in general.

Forward-looking statements contained in this Directors’ Circular are based on a number of estimates and assumptions including, but not limited to assumptions as to: competitive conditions in the mining industry; general economic conditions; and changes in laws, rules and regulations applicable to Nevsun and their respective businesses. Estimates and assumptions made by Nevsun are made as of the date of this Directors’ Circular or as of the date specifically stated in light of its experience and perceptions of historical trends, current conditions and expected future developments, as well as other factors that the management of Nevsun believes are appropriate and reasonable in the circumstances, but there can be no assurance that such estimates and assumptions will prove to be correct.

In addition to being subject to a number of estimates and assumptions, forward-looking statements in this Directors’ Circular involve known and unknown risks, uncertainties and other factors that may cause actual results and developments to be materially different from those expressed or implied by such forward-looking statements, including, but not limited to: the Zijin Offer, including the results of Nevsun Shareholders’ decisions to tender, the failure of parties to satisfy conditions and the waiver of those conditions, as applicable; the ability of Nevsun to engage in alternative transactions with investors or bidders other than Zijin and realize expected value, market opportunities, accretion or synergies in connection with the Zijin Offer; fluctuations and changes in Zijin’s or Nevsun’s operations, financial results and public disclosure; dependence on key products; fluctuations in market perception and share price of Nevsun; reliance on Nevsun’s key personnel and employees; competition; litigation costs and the outcome of litigation; general operating challenges; future metals pricing; costs of inputs; Nevsun’s ability to market products successfully; the application of environmental laws; the impact of increasing competition; unfavourable Canadian, U.S., Chinese and international economic conditions; the impact of currency fluctuations; inability to manage expected growth; potential decline of product demand; foreign operations generally; differences between various jurisdictions; income taxes; insufficient insurance coverage; natural events; heavily regulated industry; legal and regulatory requirements and changes; modifications in local licensing regimes; exposure to local laws and regulations; significant barriers to entry; and such other risks and uncertainties identified in the filings by Nevsun with the applicable securities regulatory authorities in Canada, which are available under Nevsun’s issuer profile on SEDAR at www.sedar.com.

ACCEPT ZIJIN’S OFFER

TENDER YOUR NEVSUN SHARES

Nevsun Shareholders requiring advice or assistance concerning the acceptance of the Zijin Offer are urged to contact contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

The Nevsun Board believes that the expectations reflected in the forward-looking statements contained in this Directors’ Circular are reasonable as at the date hereof, but no assurance can be given that these expectations will prove to be correct, as actual results and future events could materially differ from those anticipated in such statements. In addition, although Nevsun and the Nevsun Board have attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. Accordingly, you should not place undue reliance on any forward-looking statements contained in this Directors’ Circular. Except as required by law, neither the Nevsun Board nor Nevsun undertakes any obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements contained in this Directors’ Circular are expressly qualified by this cautionary statement.

NOTICE TO NON-CANADIAN SHAREHOLDERS

The Zijin Offer to which this Directors’ Circular relates is made for the securities of a Canadian issuer. This Directors’ Circular has been prepared by Nevsun in accordance with disclosure requirements under applicable Canadian law. Nevsun Shareholders in the United States and otherwise outside of Canada should be aware that these requirements may be different from those of the United States and other jurisdictions. Nevsun prepares its financial statements in accordance with IFRS. These financial statements may not be comparable to financial statements of United States companies and other non-Canadian companies.

It may be difficult for Nevsun Shareholders in the United States and otherwise outside of Canada to enforce their rights and any claim they may have arising under United States federal securities laws or the securities laws of other non-Canadian jurisdictions since Nevsun is a corporation existing under the laws of British Columbia, certain of the officers and directors of Nevsun reside in Canada, some of the experts named herein reside in Canada and a portion of the assets of Nevsun and the other above-mentioned Persons are located in Canada. Nevsun Shareholders in the United States and otherwise outside of Canada may not be able to sue Nevsun or its officers or directors in a foreign court for violation of United States federal securities laws or the securities laws of other non-Canadian jurisdictions. It may be difficult to compel such parties to subject themselves to the jurisdiction of a foreign court or to enforce a judgment obtained from a court of the United States or other non-Canadian court’s judgment. This transaction and the accompanying Directors’ Circular have not been approved or disapproved by any United States or other securities regulatory authority, nor has any such authority passed upon the accuracy or adequacy of the accompanying Directors’ Circular.

INFORMATION REGARDING ZIJIN

Certain information herein, including forward-looking statements, relating to Zijin and the Zijin Offer has been derived from, and the Nevsun Board and Nevsun have relied on, without independent verification, the information contained in the Zijin Circular and other public sources. Neither the Nevsun Board nor Nevsun has independently verified such information or assumes any responsibility for the accuracy or completeness of such information or for any failure by Zijin to disclose events that may have occurred or that may affect the significance or accuracy of any such information.

ACCEPT ZIJIN’S OFFER

TENDER YOUR NEVSUN SHARES

Nevsun Shareholders requiring advice or assistance concerning the acceptance of the Zijin Offer are urged to contact contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

NOTICE REGARDING CERTAIN OTHER INFORMATION

Nevsun is a reporting issuer or equivalent in British Columbia, Alberta, Manitoba, Ontario and Quebec, and files its continuous disclosure documents and other documents with the applicable securities regulatory authorities in each such jurisdiction and with the SEC. Certain information in this Directors’ Circular has been taken from or is based on documents that are expressly referred to in this Directors’ Circular. All summaries of, and references to, documents that are specified in this Directors’ Circular as having been filed, or that are contained in documents specified as having been filed on SEDAR or with the SEC on EDGAR, are qualified in their entirety by reference to the complete text of those documents as filed, or as contained in documents filed, under Nevsun’s issuer profile on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. Nevsun Shareholders are urged to read carefully the full text of those documents provided that, for greater certainty, any such documents are expressly not incorporated by reference into this Directors’ Circular.

Nevsun has obtained the market and industry data presented in this Directors’ Circular from a combination of internal company surveys, its management’s estimates and third-party information. While Nevsun believes its internal surveys, third-party information (including industry and market forecasts) and the estimates of its management are reliable, it has not verified them, nor have they been verified by any independent sources. Additionally, while Nevsun is not aware of any misstatements regarding the market and industry data presented in this Directors’ Circular, such data involves risks and uncertainties and is subject to change based on various factors, including those factors discussed under “Forward-Looking Statements”.

ACCEPT ZIJIN’S OFFER

TENDER YOUR NEVSUN SHARES

Nevsun Shareholders requiring advice or assistance concerning the acceptance of the Zijin Offer are urged to contact contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

DIRECTORS’ CIRCULAR

This directors’ circular, including the letter to Nevsun Shareholders and the schedules attached hereto (the “Directors’ Circular”), is issued by the board of directors of Nevsun (the “Nevsun Board”) in connection with the Zijin Offer made by 1178180 B.C. Ltd. (the “Offeror”), a wholly owned subsidiary of Zijin Mining Group Co., Ltd. (“Zijin Mining”, and together with the Offeror, “Zijin”) to acquire all of the outstanding Nevsun Shares, together with the SRP Rights.

NEVSUN BOARD’S UNANIMOUS RECOMMENDATIONS

The Nevsun Board has carefully reviewed and considered the Zijin Offer, considered the recommendation of the Special Committee and, in evaluating the Zijin Offer, consulted with Nevsun’s legal and financial advisors.

The Nevsun Board believes that the Zijin Offer is fair, from a financial point of view, to the Nevsun Shareholders other than Zijin, Lundin Mining and their respective affiliates and is in the best interests of Nevsun, the Nevsun Shareholders and Nevsun’s other stakeholders. The Zijin Offer is the result of a comprehensive, competitive and global process to maximize shareholder value.

The Nevsun Board unanimously recommends that Nevsun Shareholders:

ACCEPT the Zijin Offer and TENDER their Nevsun Shares;

DO NOT TENDER their Nevsun Shares to the Lundin Hostile Bid; and

WITHDRAW any Nevsun Shares previously tendered to the Lundin Hostile Bid.

If you have tendered your Nevsun Shares to the Lundin Hostile Bid, you can withdraw them until they are taken up under the Lundin Hostile Bid. The Nevsun Board recommends that you withdraw any Nevsun Shares tendered to the Lundin Hostile Bid immediately. See “How to Withdraw Nevsun Shares Deposited Under the Lundin Hostile Bid” on page 8 of this Directors’ Circular.

Nevsun Shareholders who already have tendered their Nevsun Shares to the Lundin Hostile Bid and who wish to obtain assistance in withdrawing them are urged to contact their broker or Laurel Hill Advisory Group, at 1-877-452-7184 (toll-free in North America), or 1-416-304-0211 (collect calls outside North America), or by email at assistance@laurelhill.com.

COMPELLING REASONS FOR ACCEPTING ZIJIN’S OFFER

The following is a summary of the principal reasons for the Nevsun Board’s unanimous recommendation that Nevsun Shareholders ACCEPT the Zijin Offer.

1.	The Zijin Offer recognizes the fundamental and strategic value of Nevsun’s unique portfolio of producing and development assets, underpinned by the world-class Timok deposit.

The Zijin Offer reflects the fundamental and strategic value of Nevsun’s assets, representing a 0.9x multiple of price-to-consensus NAV. This is in line with the prices major mining producers have paid for quality base metal assets in recent transactions.

ACCEPT ZIJIN’S OFFER

TENDER YOUR NEVSUN SHARES

Nevsun Shareholders requiring advice or assistance concerning the acceptance of the Zijin Offer are urged to contact contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

2.	The Zijin Offer represents an attractive premium.

  The Zijin Offer represents a premium of C$1.25 per share or 26% over the Lundin Hostile Bid of C$4.75 per Nevsun Share. In addition, the Zijin Offer represents a premium of 57% over Nevsun’s closing price of C$3.82 on May 7, 2018, the day Lundin Mining first publicly announced its desire to acquire Nevsun, which is higher than those observed in certain precedent transactions involving base metal developer transactions and all-cash mining transactions.

3.	The Zijin Offer provides certainty and immediate liquidity to Nevsun Shareholders.

The Zijin Offer is not subject to any financing condition and the consideration payable to the Nevsun Shareholders is all cash, providing certainty of value and immediate liquidity to Nevsun Shareholders.

As of the date of this Directors’ Circular, Zijin Mining has provided the Nevsun Board with evidence that it has already arranged satisfactory financing for the transaction out of the cash consideration from the proceeds of the CCBC Facility and the Bank of China Facility. See “Source of Funds” in Section 8 of the Zijin Circular.

4.	The Zijin Offer is the result of a comprehensive, competitive and global process undertaken to maximize shareholder value and is currently the most attractive alternative available to Nevsun and Nevsun Shareholders.

Upon the commencement of the Lundin Hostile Bid on July 26, 2018, the Nevsun Board undertook a Strategic Review Process to consider all alternatives available to Nevsun to maximize value – above and beyond the proposals generated by Nevsun’s Strategic Investor Process – including the potential acquisition of Nevsun as a whole. The Nevsun Board and the Special Committee considered a variety of strategic alternatives resulting from both the Strategic Review Process and the Strategic Investor Process and concluded that the Zijin Offer currently represents the best alternative available to Nevsun and the Nevsun Shareholders.

5.	Zijin Mining is a leading global mining company with a track record of executing strategic mining transactions worldwide, including with respect to assets in Serbia.

Zijin Mining is a diversified mining company incorporated under the laws of the People’s Republic of China (“PRC”), and is principally engaged in the exploration, mining, smelting and sale of gold, copper and other metal minerals. It is one of the largest gold producers, the largest zinc producer, the second largest mined-copper producer, and an important tungsten and iron ore producer in the PRC. Zijin Mining currently employs over 21,000 people worldwide with a presence in China, Australia, South Africa, Peru, Russia, Papua New Guinea, Tajikistan, Kyrgyzstan and the Democratic Republic of Congo.

Zijin Mining is dual-listed on the Hong Kong Stock Exchange and the Shanghai Stock Exchange with a current capitalization of approximately US$10 billion.

Zijin Mining has a strong track record of executing strategic mining transactions globally, including strategic partnerships with Toronto-based Barrick Gold Corporation related to the Porgera mine in Papua New Guinea and Vancouver-based Ivanhoe Mines Ltd., related to the Kamoa-Kakula copper project in the Democratic Republic of Congo. Zijin Mining also successfully completed a board-supported takeover of Norton Gold Fields Ltd., an Australian mining company, in 2015.

Furthermore, in August 2018, Zijin Mining was selected to become a strategic partner in Serbia’s sole copper mining and smelting complex, RTB Bor, which is adjacent to Nevsun’s Timok Project. Zijin Mining has pledged to invest approximately US$1.46 billion in return for a 63% stake in RTB Bor.

ACCEPT ZIJIN’S OFFER

TENDER YOUR NEVSUN SHARES

Nevsun Shareholders requiring advice or assistance concerning the acceptance of the Zijin Offer are urged to contact contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

6.	The Zijin Offer shows a strong commitment by Zijin Mining to successfully execute the transaction as demonstrated by its agreement to a US$ 50 million reverse termination amount held in escrow in Canada.

The Zijin Offer protects Nevsun from risk associated with PRC Approvals by compensating Nevsun in the event Zijin Mining fails to receive PRC Approvals through a US$50 million Reverse Termination Amount held in escrow in Canada. See “Reverse Termination Amount” on page 21 of this Directors’ Circular for a discussion of the Reverse Termination Amount and the circumstances in which it would be paid to Nevsun.

7.	The Nevsun Board and the Special Committee received separate opinions from their respective financial advisors, BMO and Citi.

Nevsun’s financial advisor, BMO, and the Special Committee’s financial advisor, Citi, provided separate written opinions, dated September 4, 2018, as to the fairness, from a financial point of view and as of the date of such opinions, of the C$6.00 per Nevsun Share cash consideration offered to holders of Nevsun Shares (other than Zijin Mining, Lundin Mining and their respective affiliates) pursuant to the Zijin Offer. Copies of the written opinions of BMO and Citi, which describe, among other things, the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, are attached to this Directors’ Circular as Schedules “B” and “C”, respectively. The opinions were provided for the information and assistance of the Nevsun Board and the Special Committee (in their respective capacities as such) in connection with their evaluation of the Zijin Offer. The opinions do not constitute a recommendation to any security holder as to whether to tender Nevsun Shares pursuant to the Zijin Offer or as to any other action to be undertaken with respect to any matters relating to the Zijin Offer or otherwise.

8.	The Zijin Offer is supported by Nevsun’s directors and officers.

All of Nevsun’s directors and senior officers have entered into lock-up agreements with Zijin Mining. Pursuant to such agreements, Nevsun’s directors and senior officers have agreed to support the Zijin Offer and to deposit or cause to be deposited under the Zijin Offer, subject to certain terms and conditions, all of the Nevsun Shares owned or controlled by them, representing approximately 2.08% of the issued and outstanding Nevsun Shares. Further, Nevsun’s directors and senior officers have advised Nevsun of their intention, as of the date of this Directors’ Circular, to tender their Nevsun Shares to the Zijin Offer.

9.	Under the terms of the Pre-Acquisition Agreement, the Nevsun Board has preserved the ability to respond to unsolicited superior proposals.

Under the Pre-Acquisition Agreement, the Nevsun Board maintains the ability to consider and respond to, in accordance with its fiduciary duties, unsolicited bona fide written acquisition proposals that are, or could reasonably be expected to lead to a proposal that is, more favourable than the Zijin Offer, from a financial point of view. The Nevsun Board believes that the terms of the Pre-Acquisition Agreement, including the provisions related to the termination fee payable to Zijin Mining in connection with a termination of the Pre-Acquisition Agreement (in certain specified circumstances), are reasonable in the circumstances.

ACCEPT ZIJIN’S OFFER

TENDER YOUR NEVSUN SHARES

Nevsun Shareholders requiring advice or assistance concerning the acceptance of the Zijin Offer are urged to contact contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

CONCLUSIONS AND RECOMMENDATIONS

For the reasons outlined above, the Nevsun Board unanimously believes that the Zijin Offer is fair, from a financial point of view, to the Nevsun Shareholders other than Zijin, Lundin Mining and their respective affiliates and is in the best interests of Nevsun, the Nevsun Shareholders and Nevsun’s other stakeholders.

The Nevsun Board unanimously recommends that Nevsun Shareholders:

ACCEPT the Zijin Offer and TENDER their Nevsun Shares;

DO NOT TENDER their Nevsun Shares to the Lundin Hostile Bid; and

WITHDRAW any Nevsun Shares previously tendered to the Lundin Hostile Bid.

The foregoing summary of the information and factors considered by the Nevsun Board is not intended to be exhaustive of the information, factors and analysis considered by the Nevsun Board in reaching its conclusions and recommending that Nevsun Shareholders accept the Zijin Offer, but includes the material information, factors and analysis considered by the Nevsun Board in reaching its conclusions and recommendations. The Nevsun Board evaluated various factors summarized above in light of its own knowledge of the business, financial condition and prospects of Nevsun, and taking into account the recommendation of the Special Committee and the advice of Nevsun’s legal and financial advisors. Given the numerous factors considered in connection with its evaluation of the Zijin Offer, the Nevsun Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weight to specific factors in reaching its conclusion and recommendation. In addition, individual members of the Nevsun Board may have given different weight to different factors.

Nevsun Shareholders should consider the terms of the Zijin Offer carefully and arrive at their own decision as to whether to accept or reject the Zijin Offer.

HOW TO ACCEPT THE ZIJIN OFFER

Nevsun Shareholders who wish to accept the Zijin Offer must properly complete and execute the Letter of Transmittal accompanying the Zijin Circular, and deposit it, together with certificate(s) or DRS Statement(s) representing their Nevsun Shares at or prior to the Expiry Time at the office of the Depositary specified in the Letter of Transmittal.

Detailed rules and instructions are contained in the Letter of Transmittal. Alternatively, Nevsun Shareholders may follow the procedure for guaranteed delivery described in Section 3 of the Zijin Circular, “Manner of Acceptance – Procedure for Guaranteed Delivery”, using the Notice of Guaranteed Delivery accompanying the Zijin Circular. Nevsun Shareholders whose Nevsun Shares are held in an account with a broker, investment dealer, bank, trust company or other Intermediary should contact their representative if they wish to accept the Zijin Offer.

Nevsun Shareholders will not be required to pay any fee or commission if they accept the Zijin Offer by transmitting their Nevsun Shares directly to the Depositary. However, a broker or other intermediary through whom they own their Nevsun Shares may charge a fee to deposit Nevsun Shares on their behalf. Nevsun Shareholders should consult their broker or other intermediary to determine whether any charges will apply.

Nevsun Shareholders are invited to contact the Depositary for further information regarding how to accept the Zijin Offer.

ACCEPT ZIJIN’S OFFER

TENDER YOUR NEVSUN SHARES

Nevsun Shareholders requiring advice or assistance concerning the acceptance of the Zijin Offer are urged to contact contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

HOW TO WITHDRAW NEVSUN SHARES DEPOSITED UNDER THE LUNDIN HOSTILE BID

Nevsun Shareholders who previously tendered their Nevsun Shares to the Lundin Hostile Bid can WITHDRAW them at any time before they have been taken up by Lundin pursuant to the Lundin Hostile Bid by calling Laurel Hill Advisory Group at 1-877-452-7184 (toll-free in North America), or 1-416-304-0211 (collect calls outside North America), or by email at assistance@laurelhill.com.

Nevsun Shareholders who hold Nevsun Shares through a brokerage firm or other nominee should contact their broker or nominee to withdraw their Nevsun Shares on their behalf. If Nevsun Shares have been deposited pursuant to the procedures for book-entry transfer, as set out on pages 14 to 15 of the Lundin Circular under the heading “Manner of Acceptance – Book-Entry Transfer”, any notice of withdrawal must specify the name and number of the account at CDS or DTC, as applicable, to be credited with the withdrawn Nevsun Shares and otherwise comply with the procedures of CDS or DTC, as applicable.

INTENTION OF DIRECTORS AND OFFICERS WITH RESPECT TO THE ZIJIN OFFER

All of Nevsun’s directors and senior officers have entered into lock-up agreements with Zijin Mining. Pursuant to such agreements, Nevsun’s directors and senior officers have agreed to support the Zijin Offer and to deposit or cause to be deposited under the Zijin Offer, subject to certain terms and conditions, all of the Nevsun Shares owned or controlled by them, representing approximately 2.08% of the issued and outstanding Nevsun Shares. Further, Nevsun’s directors and senior officers have advised Nevsun of their intention, as of the date of this Directors’ Circular, to tender their Nevsun Shares to the Zijin Offer.

The Nevsun Board has made reasonable enquiries of each insider of Nevsun, each associate or affiliate of Nevsun and each associate or affiliate of an insider of Nevsun. Each of the insiders of Nevsun, the associates or affiliates of Nevsun and each associate or affiliate of an insider of Nevsun has indicated its intention to accept the Zijin Offer and tender its Nevsun Shares to the Zijin Offer.

ACCEPT ZIJIN’S OFFER

TENDER YOUR NEVSUN SHARES

Nevsun Shareholders requiring advice or assistance concerning the acceptance of the Zijin Offer are urged to contact contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

BACKGROUND TO THE ZIJIN OFFER

The Nevsun Board believes that it is important for Nevsun Shareholders to understand the context in which the Zijin Offer and the Lundin Hostile Bid were made in order to better understand the rationale for the Nevsun Board’s response to the Lundin Hostile Bid and its recommendation to ACCEPT the Zijin Offer and REJECT the Lundin Hostile Bid.

Lundin’s Hostile Bid

Lundin Mining’s pursuit of Nevsun’s Timok Project dates to at least March 2016 when Lundin Mining first announced that it had entered into a purchase agreement with an affiliate of Freeport-McMoRan Inc. (“Freeport”) to acquire 100% of Freeport’s stake in the Upper Zone of the Cukaru Peki deposit, comprising a portion of the Timok Project and 28% of Freeport’s interest in the Lower Zone of the deposit. The purchase agreement was subject to a right of first offer held by an affiliate of Reservoir Minerals Inc. (“Reservoir”). Nevsun successfully financed Reservoir’s exercise of the right of first offer and acquired Reservoir, thereby acquiring the rights Lundin Mining sought and providing Nevsun with ownership interests in the Timok Project in June 2016 when it completed the acquisition of Reservoir.

From May 2017 to December 2017 there were several discussions between Lundin Mining and Nevsun regarding a potential transaction. These discussions culminated on February 7, 2018, when Lundin Mining submitted a highly conditional formal proposal in writing to acquire all outstanding Nevsun Shares for $3.43 per Nevsun Share in cash. The proposal also contemplated a spin-out of Nevsun’s stake in the Bisha Mine into a new company the common shares of which would be distributed to Nevsun Shareholders. Lundin Mining valued this Bisha spin-out at $0.32 per Nevsun Share.

In order to facilitate the consideration of Lundin Mining’s offer and ensure that fair consideration was given to it, a special committee of three experienced independent directors was formed by the Nevsun Board on February 13, 2018 (the “Special Committee”).

The Nevsun Board, on the recommendation of the Special Committee and taking into account advice received from Nevsun’s legal and financial advisors, dismissed Lundin Mining’s proposed $3.43 offer price as inadequate.

Between February 7, 2018 and July 26, 2018, Lundin Mining submitted several offers under several structures and with several partners for the Nevsun Board’s consideration. The Nevsun Board’s consistent message to Lundin Mining was that the Nevsun Board required full and fair value that reflected the strategic value of all Nevsun’s assets, and the interests of the Nevsun Shareholders. None of the offers proposed by Lundin Mining contained sufficient value for the Nevsun Shareholders.

On July 26, 2018, the Lundin Hostile Bid for $4.75 per Nevsun Share in cash was formally commenced by publication of an advertisement in the National Edition of The Globe and Mail in English, and in Québec, in Le Devoir, in French and the Lundin Circular, a letter of transmittal and a notice of guaranteed delivery were delivered to Nevsun and filed with the Canadian regulatory authorities on SEDAR and the SEC on EDGAR. The Lundin Hostile Bid was duly considered by the Special Committee and the Nevsun Board in consultation with their respective advisors.

On August 9, 2018, Nevsun filed a directors’ circular recommending rejection of the Lundin Hostile Bid (the “Rejection Circular”).

For a full description of the Lundin Hostile Bid, please see the Rejection Circular dated August 9, 2018 available on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

ACCEPT ZIJIN’S OFFER

TENDER YOUR NEVSUN SHARES

Nevsun Shareholders requiring advice or assistance concerning the acceptance of the Zijin Offer are urged to contact contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

Nevsun initiates a Strategic Investor Process to enhance the fundamental value of its assets

Beginning in February 2017, Nevsun began evaluating various financing alternatives to support the development of the Upper Zone of the Timok Project (the “Strategic Investor Process”). While Nevsun has enjoyed healthy cash flows from the Bisha Mine and currently has no long-term debt, it will not have sufficient funds from available cash to build out the Upper Zone. As such, Nevsun needed to consider its financing alternatives. This financing requirement consistently has been made clear in Nevsun’s disclosure.

During 2017, Nevsun received inbound inquiries from various strategic investors, and by December 2017 management outlined to the Nevsun Board a path to financing Timok, which included an in-depth discussion of the merits of pursuing potential strategic investors. Four specific potential investors were considered by the Nevsun Board on the basis of prior management discussions with those parties, including Zijin Mining.

Nevsun continued to focus on enhancing the fundamental value of the Company’s assets

While Nevsun actively engaged with Lundin Mining regarding a transaction, Nevsun continued to direct its management’s efforts at advancing its projects. Nevsun was awarded a critical permit for the construction of the exploration decline at the Timok Project on March 1, 2018 and immediately commenced preparatory work and contracting for construction of the decline.  On March 26, 2018, Nevsun reported drill results from the Lower Zone of the Timok Project and on March 28, 2018, announced the results of its PFS for the Timok Upper Zone.

The Nevsun Board and Nevsun’s management demonstrate openness to value-enhancing transactions

In addition to continuing to advance and de-risk its assets, Nevsun continued with its Strategic Investor Process to secure financing for the Timok Upper Zone. In addition to the parties that already had been in discussions with Nevsun, BMO, Nevsun’s financial advisor, identified a number of additional potential strategic investors and began approaching such parties to assess their potential interest in a transaction with Nevsun. By May 24, 2018, eight potential strategic investors, including Zijin Mining, had signed non-disclosure agreements and four formal proposals for various types of strategic investments and related technical project support had been received. In order to provide structure to the process, all parties were informed that a formal process letter would be distributed in order to solicit proposals in a manner that would enable all interested parties to present a proposal. Ultimately, 26 parties were sent non-disclosure agreements, with 18 parties executing such agreements and commencing extensive due diligence. On May 25, 2018, BMO distributed process letters to the eight parties that had signed non-disclosure agreements at that point. The process letter specified a deadline of June 8, 2018 for interested parties to submit indicative non-binding proposals.

Nevsun continued its focus on shareholder value through the advancement of its projects

On June 5, 2018, Nevsun broke ground on the exploration decline at the Timok Project’s Upper Zone and commenced additional regional drilling focused on high grade Upper Zone-style mineralization.  On June 14, 2018, Nevsun, together with its Eritrean partner Eritrean National Mining Corporation, announced the approval of an extension to the Bisha Mine through the full year 2022. Finally, on June 26, 2018, Nevsun announced the initial inferred resource for the Lower Zone of the Timok Project.

In May and June 2018, Nevsun also continued to advance its Strategic Investor Process, culminating in the receipt of proposals from eight parties, including Zijin Mining, indicating their interest in purchasing up to a 19.9% equity stake in Nevsun along with various proposals to partner with Nevsun in developing the Timok Project. Commencing on June 15, 2018, Nevsun invited these parties to participate in phase 2 of the Strategic Investor Process and requested final forms of definitive agreements for a proposed strategic investment in a timely manner, with a target completion date of August 7, 2018. In order to ensure that all parties had access to sufficient information, numerous management presentations and site visits with interested parties were conducted in June and early July 2018. The process culminated on August 7, 2018 with four proposals received from major and mid-tier mining and smelting companies to purchase up to a 19.9% equity interest in Nevsun and to partner with Nevsun in developing the Timok Project. Three of these proposals to acquire a non-controlling interest in Nevsun were at a premium to the price per Nevsun Share offered in the Lundin Hostile Bid for full control of Nevsun.

ACCEPT ZIJIN’S OFFER

TENDER YOUR NEVSUN SHARES

Nevsun Shareholders requiring advice or assistance concerning the acceptance of the Zijin Offer are urged to contact contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

Nevsun finds even greater value in its Strategic Review Process

When the Lundin Hostile Bid was formally commenced on July 26, 2018, the Nevsun Board commenced a Strategic Review Process to consider potential alternatives available to Nevsun to maximize value – above and beyond the proposals generated by Nevsun’s Strategic Investor Process – including the potential acquisition of Nevsun as a whole. Several parties (the “Interested Parties”), including Zijin Mining, expressed interest in value-enhancing alternatives to the Lundin Hostile Bid and Nevsun provided due diligence information and negotiated with these Interested Parties in order to elicit a superior proposal to the Lundin Hostile Bid. Up to the date of this Directors’ Circular, six of these Interested Parties had conducted site visits to one or both of the Timok Project or Bisha Mine.

On August 8, 2018, Nevsun received a non-binding proposal letter from Zijin Mining which contemplated a transaction in which Zijin would acquire 100% of the Nevsun Shares at a price of $6.00 per Nevsun Share in cash.

On August 13, 2018, Nevsun received a non-binding proposal letter from another Interested Party which contemplated a transaction in which the Interested Party would acquire 100% of the Nevsun Shares through a plan of arrangement under the BCBCA at a price per Nevsun Share in cash materially above the consideration offered in the Lundin Hostile Bid but below the consideration offered in the Zijin Offer.

Concurrently with Nevsun’s efforts to solicit and advance bids for the entire company, Nevsun undertook a process to solicit third party interest in acquiring the Bisha Mine. These Interested Parties could then be paired with Interested Parties only interested in acquiring the Timok Project to generate additional proposals for the entire company. Eight parties submitted initial proposals to buy Bisha and five of such parties advanced to the second phase.

In addition, concurrently with Nevsun’s efforts to solicit and advance bids for the entire company, Nevsun evaluated, with the assistance of Nevsun’s legal and financial advisors, two share-for-share merger opportunities: one with a publicly listed precious metals producer and the other with a publicly listed base metals producer (the “Merger Review”).

From August 13, 2018, Nevsun negotiated with both Zijin Mining and another Interested Party to attempt to generate the highest and best offer for the acquisition of all outstanding Nevsun Shares.

Further consideration of the Zijin Mining proposal

On August 13, 2018, the Special Committee reconvened with Nevsun’s advisors to consider the Zijin Mining proposal further and in detail. After careful consideration of such proposal, including the expected terms and conditions of a formal Zijin Offer, the impact of accepting the Zijin Mining proposal on Nevsun’s value maximization process, and the likelihood of Nevsun receiving additional superior offers, the Special Committee determined to authorize Nevsun’s advisors to engage Zijin Mining’s advisors to negotiate Zijin Mining’s proposal.

The Special Committee held six additional meetings with its advisors while continuing to advance the Zijin Mining proposal and the key terms and conditions of a pre-acquisition agreement and related agreements. At these meetings, BMO and Blakes provided updates on their negotiations with Zijin Mining’s financial and legal advisors. BMO also reported to the Special Committee on its discussions with other Interested Parties, and Citi and BMO provided their respective preliminary views regarding the Zijin Mining proposal.

ACCEPT ZIJIN’S OFFER

TENDER YOUR NEVSUN SHARES

Nevsun Shareholders requiring advice or assistance concerning the acceptance of the Zijin Offer are urged to contact contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

At these meetings, the Special Committee also evaluated, with the assistance of Nevsun’s legal and financial advisors, whether the Zijin Mining proposal was fully financed. In that regard, the Special Committee reviewed a commitment letter from CCBC in respect of the CCBC Facility and a comfort letter from Bank of China Limited in respect of the Bank of China Facility. The Special Committee also considered, with the assistance of Nevsun’s legal advisors, the scope of and time frames for the PRC Approvals and other regulatory approvals required in connection with the Zijin Mining proposal.

Considering the Zijin Offer

On September 4, 2018, the Special Committee met with its legal and financial advisors to consider the finalized Zijin Mining proposal. The Special Committee reviewed, with assistance from its legal advisor, the material terms and conditions of the Zijin Offer, the Pre-Acquisition Agreement and the Special Committee’s fiduciary duties in the circumstances.

Also at this meeting, Citi reviewed certain financial matters with the Special Committee and rendered an oral opinion to the Special Committee, confirmed by delivery of a written opinion dated September 4, 2018, to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken described in such opinion, the consideration of $6.00 in cash per Nevsun Share offered to holders of Nevsun Shares (other than Zijin Mining, Lundin Mining and their respective affiliates) pursuant to the Zijin Offer was fair, from a financial point of view, to such holders.

After carefully considering the Zijin Mining proposal, the proposal of the other Interested Party, the Merger Review, the four proposals generated by the Strategic Investor Process, the Lundin Hostile Bid and the prospects of Nevsun in advancing its projects on a standalone basis, the Special Committee unanimously determined that the Zijin Offer was superior to the Lundin Hostile Bid and to other potential alternatives available to Nevsun and was in the best interests of Nevsun, the Nevsun Shareholders and Nevsun’s other stakeholders.

Accordingly, the Special Committee unanimously resolved to recommend that the Nevsun Board approve the Zijin Offer and the execution of a pre‑acquisition agreement with Zijin Mining (the “Pre‑Acquisition Agreement”). The Special Committee also unanimously reaffirmed its recommendation to the Nevsun Board that the Nevsun Board recommend that Nevsun Shareholders reject the Lundin Hostile Bid and not tender their Nevsun Shares to the Lundin Hostile Bid and that Nevsun Shareholders who previously tendered their Nevsun Shares to the Lundin Hostile bid should withdraw them.

Later on September 4, 2018, the Nevsun Board met with its legal and financial advisors and received the unanimous recommendations of the Special Committee and an oral opinion from BMO (whose opinion was subsequently confirmed in writing, a copy of which are attached as Schedule “B” to this Directors’ Circular) that as of September 4, 2018 and based upon and subject to certain assumptions, limitations and qualifications set forth therein and such other matters as BMO considered relevant, the consideration of $6.00 per Nevsun Share provided for under the Zijin Offer is fair, from a financial point of view, to the Nevsun Shareholders.

The Nevsun Board thoroughly and carefully considered the best interests of Nevsun and the impact on, and consideration of Nevsun Shareholders and Nevsun’s other stakeholders. This included a thorough review of the Zijin Offer, the Pre-Acquisition Agreement and other matters discussed elsewhere in this Directors’ Circular. After this thorough and careful review, the Nevsun Board determined that the Zijin Offer is fair and is in the best interests of Nevsun, the Nevsun Shareholders and Nevsun’s other stakeholders.

The Nevsun Board unanimously resolved to approve the Zijin Offer and authorized the execution of the Pre-Acquisition Agreement. The Nevsun Board also unanimously reaffirmed its recommendation that Nevsun Shareholders reject the Lundin Hostile Bid and not tender their Nevsun Shares to the Lundin Hostile Bid.

ACCEPT ZIJIN’S OFFER

TENDER YOUR NEVSUN SHARES

Nevsun Shareholders requiring advice or assistance concerning the acceptance of the Zijin Offer are urged to contact contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

At the September 4, 2018 meeting, the Nevsun Board also passed resolutions amending the Rights Plan to allow for its termination by the Nevsun Board, waiving any Flip-In Event in connection with the Lundin Hostile Bid, which in accordance with the terms of the Rights Plan, results in a waiver of the Flip-In Event for the Zijin Offer, and thereafter terminating the Rights Plan and any SRP Rights issued.

Executed copies of the Pre-Acquisition Agreement, Lock-up Agreements and ancillary documents were exchanged by Nevsun and Zijin Mining immediately following the Nevsun Board meeting.

On September 5, 2018, Nevsun issued a news release announcing that it had entered into the Pre-Acquisition Agreement with Zijin Mining. A conference call and webcast for analysts, investors and journalists to discuss the transaction was subsequently held by management of Nevsun on September 5, 2018 at 7:00 a.m. (PDT). A copy of the Pre-Acquisition Agreement is available on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

Lundin declines to amend the Lundin Hostile Bid

On September 6, 2018, Lundin Mining announced that it did not intend to amend any of the terms of the Lundin Hostile Bid in response to the announcement of the Zijin Offer.

AGREEMENTS WITH ZIJIN

Zijin Mining and Nevsun entered into the Pre-Acquisition Agreement on September 4, 2018, which sets forth, among other things, the terms and conditions on which Zijin Mining has agreed to make the Zijin Offer and Nevsun has agreed to recommend that Nevsun Shareholders accept the Zijin Offer. The following is a summary of certain provisions of the Pre-Acquisition Agreement. It does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Pre-Acquisition Agreement, a copy of which may be found under Nevsun’s profile on SEDAR at www.sedar.com.

Pre-Acquisition Agreement

The Zijin Offer

Zijin Mining has agreed to make the Zijin Offer on the terms and conditions set forth in the Pre-Acquisition Agreement, as fully described in the Zijin Offer. The only conditions to which the Zijin Offer is subject are those described in Section 4 of the Zijin Offer, “Conditions of the Zijin Offer”.

Zijin Mining may, in its sole discretion, modify or waive any term or condition of the Zijin Offer, provided that Zijin Mining shall not, without the prior consent of Nevsun: (i) impose additional conditions to the Zijin Offer; (ii) decrease the consideration per Nevsun Share; (iii) decrease the number of Nevsun Shares in respect of which the Zijin Offer is made; (iv) change the amount or form of consideration payable under the Zijin Offer (other than to increase the total consideration per Nevsun Share and/or add additional consideration; or (v) otherwise vary the Zijin Offer or any terms or conditions thereof (other than a waiver of a condition) in a manner that is adverse to the Nevsun Shareholders.

Support of the Zijin Offer

Nevsun has announced that the Nevsun Board, after evaluating the Zijin Offer in consultation with Nevsun’s legal and financial advisors and following receipt of a unanimous recommendation of the Special Committee, has unanimously determined that the Zijin Offer is in the best interests of Nevsun and the Nevsun Shareholders. Accordingly, the Nevsun Board has resolved unanimously to recommend that Nevsun Shareholders accept the Zijin Offer and tender their Nevsun Shares to the Zijin Offer. Nevsun has agreed to take all reasonable actions to support the Zijin Offer and ensure the success of the Zijin Offer (subject to the exercise by the Nevsun Board of its fiduciary duties).

ACCEPT ZIJIN’S OFFER

TENDER YOUR NEVSUN SHARES

Nevsun Shareholders requiring advice or assistance concerning the acceptance of the Zijin Offer are urged to contact contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

Rights Plan

Nevsun represented in the Pre-Acquisition Agreement that a Flip-in Event (as defined in the Rights Plan) was waived in connection with the Lundin Hostile Bid, which in accordance with the terms of the Rights Plan, results in a waiver of the Flip-in Event for the Zijin Offer. Nevsun also represented that the Separation Time (as defined in the Rights Plan) was deferred generally in connection with the Lundin Hostile Bid.

Subsequent Acquisition Transaction

The Pre-Acquisition Agreement provides that if, within 120 days after the date of the Zijin Offer (or such longer time as a court may permit): (i) the Zijin Offer has been accepted by the holders of  not less than 90% of the outstanding Nevsun Shares as at the Expiry Time, excluding Nevsun Shares held by or on behalf of Zijin or an “affiliate” or an “associate” of Zijin Mining, Zijin Mining shall, to the extent permitted under applicable Law, acquire the remainder of the Nevsun Shares from those Shareholders who have not accepted the Zijin Offer pursuant to Section 300 of the BCBCA (“Compulsory Acquisition”) provided that the consideration per Nevsun Share offered in connection with the Compulsory Acquisition shall not be less than the consideration per Nevsun Share offered under the Zijin Offer and in no event will the Offeror be required to offer consideration per Nevsun Share greater than such consideration nor offer any other form of consideration; or (ii) if  the Zijin Offer has been accepted by holders of at least 66⅔% and Zijin Mining is not permitted under applicable Law to complete a Compulsory Acquisition, Zijin Mining shall pursue other means of acquiring the remaining Nevsun Shares not tendered to the  Zijin Offer, including by way of an amalgamation, statutory arrangement, amendment to articles, consolidation, capital reorganization or other transaction (a “Subsequent Acquisition Transaction”) and, at Zijin Mining’s request, Nevsun shall assist Zijin Mining in completing a Subsequent Acquisition Transaction to acquire the remaining Nevsun Shares, provided that the consideration per Nevsun Share offered in connection with the Subsequent Acquisition Transaction shall not be less than the consideration and is in the same form as the consideration per Nevsun Share offered under the Zijin Offer and in no event will Zijin Mining be required to offer consideration per Nevsun Share greater than such consideration nor offer any other form of consideration.

Registrar and Transfer Agent

Nevsun has agreed to permit the registrar and transfer agent for Nevsun to act as depositary in connection with the Zijin Offer, and to instruct that the transfer agent furnish to Zijin Mining and provide to Zijin Mining (and such Persons as it may designate) assistance as Zijin Mining may request in connection with the implementation and completion of the Zijin Offer.

Information Agent and Dealer Manager

The Pre-Acquisition Agreement provides that,Zijin Mining may appoint an information agent, solicitation agent and/or dealer manager, at its own cost, in connection with the Zijin Offer to solicit acceptances of the Zijin Offer. Any dealer manager may form a soliciting dealer group composed of members of the Investment Industry Regulatory Organization of Canada and the stock exchanges in Canada to solicit acceptances of the Zijin Offer. Nevsun shall cooperate with any information agent, solicitation agent and/or dealer manager so appointed, including using commercially reasonable efforts to promptly provide any information requested.

Deposit Agreement

If the Pre-Acquisition Agreement is terminated in accordance with its terms, then Nevsun and Zijin Mining, on behalf of Gold Mountains (H.K.) International Mining Company (the “Depositor”) shall execute a joint notice contemplated by the Deposit Agreement and deliver such joint notice to Computershare Trust Company of Canada (the “Deposit Agent”) directing the Deposit Agent to transfer the Deposit Amount (as defined in the Deposit Agreement) two Business Days thereafter in accordance with the Pre-Acquisition Agreement.

ACCEPT ZIJIN’S OFFER

TENDER YOUR NEVSUN SHARES

Nevsun Shareholders requiring advice or assistance concerning the acceptance of the Zijin Offer are urged to contact contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

Non-Solicitation Covenant

Nevsun has agreed that, except as provided in the Pre-Acquisition Agreement, it will not, directly or indirectly, including through any officer, director, employee, representative (including any financial or other advisor or agent of Nevsun or any of its subsidiaries) (collectively, “Representatives”) or otherwise, and shall not permit such Person to:

•	solicit, assist, initiate, encourage or otherwise facilitate (including by way of discussion, negotiation, furnishing or providing copies of, access to, or disclosure of, any confidential information, books or records of Nevsun or any subsidiary or entering into any form of agreement, arrangement or understanding other than a confidentiality agreement permitted by and in accordance with the provisions described under the “Due Diligence Access for Acquisition Proposals” section of this Directors’ Circular) any offer, proposal, inquiry or expression of interest that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal;

•	enter into or otherwise engage or participate in any discussions or negotiations with any Person or provide any confidential information or otherwise cooperate with any Person (other than Zijin Mining and its subsidiaries) regarding any offer, proposal, inquiry or expression of interest that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal, provided that Nevsun may advise any Person making an unsolicited Acquisition Proposal that such Acquisition Proposal does not constitute a Superior Proposal;

•	withdraw, amend, modify or qualify, or publicly propose or state an intention to withdraw, amend, modify or qualify, the approval or recommendation of the Zijin Offer by the Nevsun Board or the Special Committee;

•	accept, approve, endorse or recommend, or publicly propose to accept, approve, endorse or recommend, any Acquisition Proposal; or

•	accept, approve, endorse or recommend or enter into or publicly propose to accept, approve, endorse, recommend or enter into any letter of intent, agreement in principle, agreement, understanding, undertaking or arrangement in respect of an Acquisition Proposal (other than a confidentiality agreement permitted by and in accordance with the provisions described under section “Due Diligence Access for Acquisition Proposals” of this Directors’ Circular).

The Pre-Acquisition Agreement defines an “Acquisition Proposal” to mean, excluding the Zijin Offer, in each case, whether in a single transaction or a series of transactions, any offer, proposal, expression of interest or inquiry (written or oral) from any Person or group of Persons other than Zijin Mining (or any of its Affiliates) made to Nevsun or the Nevsun Shareholders after the date of the Pre-Acquisition Agreement (including any take-over bid initiated by advertisement or circular) relating to: (a) any direct or indirect takeover bid, tender offer, exchange offer or treasury issuance that if consummated, would result in a Person or group of Persons beneficially owning 20% or more of the voting or equity interests of Nevsun or any of its Subsidiaries (including securities convertible into or exercisable or exchangeable for such voting or equity interests); (b) any plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or winding up involving Nevsun or any of its Subsidiaries; (c) any direct or indirect sale or disposition (or any lease, license or other arrangement having the same economic effect as a sale or disposition) by Nevsun or any of its Subsidiaries of assets representing 20% or more of the fair market value of the assets of  Nevsun (on a consolidated basis) or contributing 20% or more of the revenue of Nevsun (on a consolidated basis); (d) any other similar transaction or series of related transactions involving Nevsun or any of its Subsidiaries; or (e) any public announcement of an intention to do any of the foregoing, and for greater certainty shall not include the Lundin Hostile Bid, but shall include any increase in the consideration offered pursuant to, or any variation whatsoever of, the Lundin Hostile Bid.

ACCEPT ZIJIN’S OFFER

TENDER YOUR NEVSUN SHARES

Nevsun Shareholders requiring advice or assistance concerning the acceptance of the Zijin Offer are urged to contact contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

Nevsun agreed to immediately cease and terminate, and instruct its subsidiaries and representatives to immediately cease and terminate, and cause to be terminated, any existing solicitation, encouragement, activity, discussions or negotiations commenced with any Person (other than Zijin Mining) with respect to any Acquisition Proposal or potential Acquisition Proposal, and in connection therewith Nevsun shall immediately discontinue access to and disclosure of all information, including any confidential information, properties, books and records of Nevsun or any subsidiary (other than access and disclosure that is generally available to the public or which Nevsun or any subsidiary is required to provide pursuant to law). Within two Business Days from the date of the Pre-Acquisition Agreement, Nevsun has agreed to request (to the extent it is entitled to do so) the return or destruction of all information provided to any Person and shall use commercially reasonable efforts to ensure that such requests are fully complied with in accordance with the terms of such rights or entitlements.  Nevsun shall promptly notify Zijin Mining, at first orally and then in writing, of any non-compliance by any Person with any such request by Nevsun.

Nevsun covenanted and agreed: (i) that Nevsun shall take all necessary action to enforce each confidentiality, standstill or similar agreement or restriction to which Nevsun or any subsidiary is a party, and (ii) that neither Nevsun, nor any subsidiary or any of their respective Representatives have or will, without the prior written consent of Zijin Mining, release any Person from, or waive, amend, suspend or otherwise modify or forbear the enforcement of such Person’s obligations respecting Nevsun, or any of its subsidiaries, under any confidentiality, standstill or similar agreement or restriction to which Nevsun or any subsidiary is a party (it being acknowledged by Zijin Mining that the automatic termination or release of any standstill restrictions of any such agreements as a result of entering into and announcing the Pre-Acquisition Agreement shall not be a violation of the Pre-Acquisition Agreement).

If at any time after the date of the Pre-Acquisition Agreement Nevsun or any of its subsidiaries or any of their respective Representatives receives or otherwise becomes aware of any offer, proposal, inquiry, request or expression of interest that constitutes or may reasonably be expected to constitute or lead to an Acquisition Proposal, or any request for copies of, access to, or disclosure of, confidential information relating to Nevsun or any of its subsidiaries or any amendments to the foregoing, including but not limited to information, access, or disclosure relating to the Timok Project or the Bisha Project, books or records of Nevsun or any of its subsidiaries, Nevsun shall immediately notify Zijin Mining, at first orally, and then promptly and in any event within one Business Day in writing, of: (a) such Acquisition Proposal, offer, proposal, inquiry, request or expression of interest, including a description of its material terms and conditions, the identity of all Persons making the Acquisition Proposal, offer, proposal, inquiry, request or expression of interest and shall provide Zijin Mining with copies of all documents and material correspondence received in respect of, from or on behalf of any such Person; and (b) the material details of the status of developments and discussions with respect to such Acquisition Proposal, offer, proposal, inquiry, request or expression of interest, including any changes, modifications or other amendments to the foregoing.

Due Diligence Access for Acquisition Proposals

If Nevsun receives a written Acquisition Proposal that did not result from a breach of the non-solicitation provisions in the Pre-Acquisition Agreement described above under the heading “Non-Solicitation Covenant”, or any agreement between the Person or Persons making the Acquisition Proposal and Nevsun,  Nevsun may:

•	contact the Person making the Acquisition Proposal and its Representatives solely for the purpose of clarifying the terms and conditions of such Acquisition Proposal; and

•	provide copies of, access to or disclosure of non-public information, properties, facilities, books or records of Nevsun or its subsidiaries and participate in discussions and negotiations with the Person making such Acquisition Proposal and its representatives, if, and only if:

ACCEPT ZIJIN’S OFFER

TENDER YOUR NEVSUN SHARES

Nevsun Shareholders requiring advice or assistance concerning the acceptance of the Zijin Offer are urged to contact contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

•	the Nevsun Board first determines in good faith, after consultation with its external legal and financial advisors, that the Acquisition Proposal, if completed in accordance with its terms, could reasonably be expected to be a Superior Proposal; and

•	prior to providing any such copies, access, or disclosure, (a) Nevsun enters into a confidentiality and standstill agreement with such Person on terms that are no less favourable to Nevsun and no more favourable to the counterparty than those set out in the confidentiality agreement between Nevsun and Zijin Mining, and any such copies, access or disclosure provided to such Person shall have already been (or shall simultaneously be) provided to Zijin Mining; and (b) Nevsun provides Zijin Mining with a copy of the confidentiality and standstill agreement between the Person and Nevsun and Zijin Mining is provided with a list of, and access to the information provided to such Person.

Ability of Nevsun to Accept a Superior Proposal

If Nevsun receives an Acquisition Proposal that constitutes a Superior Proposal after the date of the Pre-Acquisition Agreement, then the Nevsun Board may, subject to compliance with its obligation to pay the Termination Fee upon a termination of the Pre-Acquisition Agreement following a Superior Proposal, as described below under the heading “Termination of the Pre-Acquisition Agreement”, enter into a definitive written agreement with respect to such Superior Proposal if, and only if:

•	the Person making the Superior Proposal was not restricted from making such Superior Proposal pursuant to an existing confidentiality, standstill, non-disclosure, use, business purpose or similar restriction;

•	Nevsun is not in breach of its obligations in any material respects under its non-solicitation covenant described above under the heading “Non-Solicitation Covenant”;

•	Nevsun has delivered to Zijin Mining a written notice of the determination of the Nevsun Board that such Acquisition Proposal constitutes a Superior Proposal and of the intention of the Nevsun Board to recommend or approve such Superior Proposal and/or of Nevsun to enter into a definitive agreement with respect thereto, together with a written notice from the Nevsun Board regarding the value that the Nevsun Board, in consultation with its financial advisors, has determined should be ascribed to any non-cash consideration offered under such Acquisition Proposal (the “Superior Proposal Notice”);

•	Nevsun has provided Zijin Mining with a copy of the definitive agreement for the Superior Proposal;

•	at least five Business Days (the “Matching Period”) have elapsed from the date that is the later of (i) the date on which Zijin Mining received the Superior Proposal Notice and (ii) the date on which Zijin Mining received a copy of the definitive agreement for the Superior Proposal;

•	during the Matching Period, Zijin Mining has had the opportunity (but not the obligation), in accordance with the matching provisions described below under the heading “Zijin’s Right to Match”, to offer to amend in writing the Pre-Acquisition Agreement and the Zijin Offer in order for such Acquisition Proposal to cease to be a Superior Proposal;

•	after the Matching Period, the Nevsun Board has determined in good faith, after consultation with Nevsun’s external legal counsel and financial advisors, that such Acquisition Proposal continues to constitute a Superior Proposal compared to the terms of the Zijin Offer as proposed to be amended by Zijin Mining under the matching provisions described below under “Zijin’s Right to Match”; and

•	prior to or concurrently with entering into of such definitive agreement, Nevsun terminates the Pre-Acquisition Agreement and pays the Termination Fee.

ACCEPT ZIJIN’S OFFER

TENDER YOUR NEVSUN SHARES

Nevsun Shareholders requiring advice or assistance concerning the acceptance of the Zijin Offer are urged to contact contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

The Pre-Acquisition Agreement defines a “Superior Proposal” as an unsolicited bona fide written Acquisition Proposal from an arm’s length Person or Persons made after the date of the Pre-Acquisition Agreement (which for greater certainty includes amendments or variations to any current Acquisition Proposals made after the date of the Pre-Acquisition Agreement): (i) to acquire all of the outstanding Nevsun Shares (other than Nevsun Shares beneficially owned by the Person or Persons making such Acquisition Proposal) or all or substantially all of the assets of Nevsun and its subsidiaries on a consolidated basis; (ii) that was not obtained in violation or breach in any material respect of the non-solicitation provisions under the Pre-Acquisition Agreement or any agreement between the Person or Persons making such Acquisition Proposal and Nevsun; (iii) that complies with all Applicable Securities Laws in all material respects; (iv) that is reasonably capable of being completed in accordance with its terms without undue delay (taking into consideration all financial, legal, regulatory and other aspects of such Acquisition Proposal and the Person or Persons making such Acquisition Proposal); (v) that is not subject to any financing or due diligence or access condition and in respect of which, the Nevsun Board has unanimously determined in good faith that adequate arrangements have been made to ensure that the required funds will be available to complete such Acquisition Proposal; and (vi) that the Nevsun Board has unanimously determined in good faith, after receiving the advice of its external legal and financial advisors, would, if consummated in accordance with its terms, but without assuming away the risk of non-completion or delay, result in a transaction which is more favourable, from a financial point of view, to the Nevsun Shareholders than the Zijin Offer, if consummated in accordance with its terms, but without assuming away the risk of non-completion (including after taking into consideration any amendments to the terms and conditions of the Zijin Offer proposed by Zijin Mining pursuant to the matching provisions described below under the heading “Zijin’s Right to Match”).

Zijin’s Right to Match

Nevsun has agreed that during the Matching Period or such longer period as Nevsun may approve, the Nevsun Board will review in good faith any written offer made by Zijin Mining to amend the terms of the Pre-Acquisition Agreement and the Zijin Offer in order to determine whether such offer would, upon acceptance, result in an Acquisition Proposal previously constituting a Superior Proposal ceasing to be a Superior Proposal and Nevsun shall negotiate in good faith with Zijin Mining to make such amendments to the terms of the Pre-Acquisition Agreement and the Zijin Offer as would enable Zijin Mining to proceed with the transactions contemplated by the Pre-Acquisition Agreement on such amended terms. If the Nevsun Board determines that the Superior Proposal no longer constitutes a Superior Proposal, Nevsun shall promptly advise Zijin Mining, and Nevsun and Zijin Mining shall enter into an amendment to the Pre-Acquisition Agreement incorporating the amendments to the Pre-Acquisition Agreement as set out in Zijin Mining’s written offer and Nevsun will promptly reaffirm its recommendation of the Zijin Offer, as amended, by the prompt issuance of a press release to that effect. Nevsun shall provide Zijin Mining and its external legal counsel with a reasonable opportunity to review the form and content of any such press release.

Termination of the Pre-Acquisition Agreement

The Pre-Acquisition Agreement may be terminated at any time before the time that the Offeror first takes up and pays for Nevsun Shares pursuant to the Offer (the “Effective Time”) by mutual written agreement of Zijin Mining and Nevsun. The Pre-Acquisition Agreement may also be terminated at any time before the Effective Time by Zijin Mining or Nevsun if:

•	after the date of the Pre-Acquisition Agreement any law is enacted, made, enforced or amended, as applicable, by any governmental entity having jurisdiction over any party that makes the consummation of the Zijin Offer illegal or otherwise permanently prohibits or enjoins Nevsun or Zijin Mining from consummating the Zijin Offer, and such law has, if applicable, become final and non-appealable; provided if such law is an order, injunction, ruling or judgment, the party seeking to terminate the Pre-Acquisition Agreement pursuant to the termination provisions of the Pre-Acquisition Agreement has used its commercially reasonable efforts to appeal such order, injunction, ruling or judgment or otherwise have it lifted or rendered non-applicable in respect of the Zijin Offer;

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Nevsun Shareholders requiring advice or assistance concerning the acceptance of the Zijin Offer are urged to contact contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

•	the Effective Time does not occur on or prior to January 31, 2019 (the “Outside Date”), provided that a party may not terminate the Pre-Acquisition Agreement pursuant to the termination provisions of the Pre-Acquisition Agreement if the failure of the Effective Time to so occur has been caused by, or is a result of, a breach by such party of any of its representations or warranties or the failure of such party to perform any of its covenants or agreements under the Pre-Acquisition Agreement;

•	if the other party is in breach of in any material respect, of any covenant or obligation under the Pre-Acquisition Agreement; or if any representation or warranty of the other party to the Pre-Acquisition Agreement: shall have been untrue or incorrect as of the date of the Pre-Acquisition Agreement or shall have become untrue or incorrect at any time prior to the Expiry Time, (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date) except to the extent that the failure or failures of such representations and warranties to be true and correct at any time prior to the Expiry Time, individually or in the aggregate, would not reasonably be expected to, in the case of Zijin Mining, have a Material Adverse Effect in respect of Nevsun (and, for this purpose, any reference to “material”, “Material Adverse Effect” or other concepts of materiality in such representations and warranties shall be ignored) or prevent or materially delay the consummation of the transactions contemplated by the Pre-Acquisition Agreement.

The Pre-Acquisition Agreement may be terminated by Nevsun at any time before the Effective Time if:

•	Zijin Mining does not mail the Offer Documents by the Latest Mailing Time, unless such failure results from a breach by Nevsun of the Pre-Acquisition Agreement;

•	the Nevsun Board authorizes Nevsun to enter into a definitive written agreement (other than a confidentiality agreement permitted by and in accordance with the Pre-Acquisition Agreement) with respect to a Superior Proposal provided that Nevsun is not in breach of the Pre-Acquisition Agreement and that prior to or concurrent with such termination Nevsun pays to Zijin Mining the Termination Fee; or

•	Zijin Mining is in breach of its obligations with respect to PRC Approvals.

The Pre-Acquisition Agreement may be terminated by Zijin Mining at any time before the Effective Time if:

•	any condition of the Zijin Offer shall not be satisfied, or could not reasonably be expected to be satisfied, at or by the Outside Date and Zijin Mining shall not have elected to waive such condition; provided that Zijin Mining may not terminate the Pre-Acquisition Agreement if (i) the failure of such condition to be satisfied is the result of the breach by Zijin Mining of any covenant or obligation under the Pre-Acquisition Agreement or as a result of any representation or warranty of Zijin Mining in the Pre-Acquisition Agreement being untrue or incorrect, or (ii) all conditions of the Zijin Offer have been satisfied other than: (A) the Statutory Minimum Condition and/or the Minimum Condition, and (B) the Regulatory Approval Condition (with respect to the receipt of the PRC Approvals), unless the failure to satisfy the Regulatory Approval Condition (with respect to the receipt of the PRC Approvals) has been caused by, or is a result of, (I) the occurrence of a Material Adverse Effect, or (II) a breach by Nevsun of any of its representations or warranties or the failure of Nevsun to perform any of its covenants or agreements under the Pre-Acquisition Agreement;

•	(a) the Nevsun Board or any committee of the Nevsun Board fails to unanimously recommend or withdraws, amends, modifies or qualifies, or publicly proposes or states an intention to withdraw, amend, modify or qualify, the approval or recommendation of the Zijin Offer, or (b) the Nevsun Board or any committee of the Nevsun Board fails to publicly reaffirm its approval and recommendation of the Zijin Offer within two Business Days after having been requested in writing by Zijin Mining to do so, or (c) the Nevsun Board or any committee of the Nevsun Board accepts, approves, endorses or recommends, or publicly proposes to accept, approve, endorse or recommend, or takes no position or remains neutral with respect to, any publicly announced, or otherwise publicly disclosed, Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal for a period of no more than five Business Days following the formal announcement of such Acquisition Proposal is permitted provided that the Nevsun Board has rejected such Acquisition Proposal and affirmed its recommendation in favour of the Zijin Offer before the end of such period), or (d) the Nevsun Board or any committee of the Nevsun Board accepts, approves, endorses or recommends or enters into or publicly proposes to accept, approve, endorse, recommend or enter into any agreement, understanding or arrangement in respect of an Acquisition Proposal (other than a confidentiality agreement permitted by and in accordance with the Pre-Acquisition Agreement), or (e) Nevsun breaches the non-solicitation provisions of the Pre-Acquisition Agreement in any material respect; or

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•	since the date of the Pre-Acquisition Agreement there has been a Material Adverse Effect.

Termination Fee

Zijin Mining is entitled to a termination fee equal to US$50,000,000 (the “Termination Fee”) if:

•	Nevsun terminates the Pre-Acquisition Agreement as a result of the Nevsun Board having authorized Nevsun to enter into a definitive agreement with respect to a Superior Proposal or the Nevsun Board having determined in good faith that an Acquisition Proposal made after the date of the Pre-Acquisition Agreement is a Superior Proposal;

•	Zijin Mining terminates the Pre-Acquisition Agreement as a result of:

•	the Nevsun Board or any committee of the Nevsun Board failing to unanimously recommend or withdrawing, amending, modifying or qualifying, or publicly proposing or stating an intention to withdraw, amend, modify or qualify, the approval or recommendation of the Zijin Offer;

•	the Nevsun Board or any committee of the Nevsun Board failing to publicly reaffirm its approval and recommendation of the Zijin Offer within two Business Days after having been requested by Zijin Mining to do so;

•	the Nevsun Board or any committee of the Nevsun Board accepting, approving, endorsing or recommending, or publicly proposing to accept, approve, endorse or recommend, or take no position or remains neutral with respect to, any publicly announced, or otherwise publicly disclosed, Acquisition Proposal (provided that publicly taking no position or a neutral position with respect to an Acquisition Proposal for a period of no more than five Business Days following the formal announcement of such Acquisition Proposal is permitted provided that the Nevsun Board has rejected such Acquisition Proposal and affirmed its recommendation in favour of the Zijin Offer before the end of such period);

•	the Nevsun Board or any committee of the Nevsun Board accepting, approving, endorsing or recommending or entering into or publicly proposing to accept, approve, endorse, recommend or enter into any agreement, understanding or arrangement in respect of an Acquisition Proposal (other than a confidentiality agreement permitted by and in accordance with the provisions described under section “Due Diligence Access for Acquisition Proposals” of this Directors’ Circular);

•	the Effective Time does not occur on or prior to the Outside Date, provided that Zijin Mining may not terminate the Pre-Acquisition Agreement if the failure of the Effective Time to so occur has been caused by, or is a result of, a breach by Zijin Mining of any of its representations or warranties or the failure of Zijin Mining to perform any of its covenants or agreements under the Pre-Acquisition Agreement; or

•	Nevsun breaches the non-solicitation provisions of the Pre-Acquisition Agreement in any material respect;

•	any condition of the Zijin Offer shall not be satisfied at the Outside Date and Zijin Mining shall not have elected to waive such condition; provided that Zijin Mining may not terminate the Pre-Acquisition Agreement if (i) the failure of such condition to be satisfied is the result of the breach by Zijin Mining of any covenant or obligation under the Pre-Acquisition Agreement or as a result of any representation or warranty of Zijin Mining in the Pre-Acquisition Agreement being untrue or incorrect, or (ii) all conditions of the Zijin Offer have been satisfied other than: (A) the Statutory Minimum Condition and/or the Minimum Condition, and (B) the Regulatory Approval Condition (with respect to the receipt of PRC Approvals), unless the failure to satisfy the Regulatory Approval Condition (with respect to the receipt of the PRC Approvals) has been caused by, or is a result of, (I) the occurrence of a Material Adverse Effect, or (II) a breach by Nevsun of any of its representations or warranties or the failure of Nevsun to perform any of its covenants or agreements under the Pre-Acquisition Agreement.

ACCEPT ZIJIN’S OFFER

TENDER YOUR NEVSUN SHARES

Nevsun Shareholders requiring advice or assistance concerning the acceptance of the Zijin Offer are urged to contact contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

For the purposes of the foregoing, the term “Acquisition Proposal” shall have the meaning ascribed thereto in the Glossary, except that references to “20% or more” shall be deemed to be references to “50.1% or more”.

Nevsun is not obligated to make more than one payment of the Termination Fee if more than one of the events specified above occurs.

Reverse Termination Amount

Zijin Mining has deposited US$50,000,000 (the “Reverse Termination Amount”) in an escrow account with Computershare Trust Company of Canada (the “Deposit Agent”) and such funds are being held in accordance with the terms of the deposit agreement between Nevsun, Zijin Mining and the Deposit Agent (the “Deposit Agreement”).

If the Pre-Acquisition Agreement is terminated by Nevsun because Zijin Mining has breached its obligation to: (i) obtain each of the PRC Approvals by no later than the Outside Date (as described in the Pre-Acquisition Agreement); or (ii) fails to take up and pay for all of the Nevsun Shares under the Lundin Hostile Bid, the Reverse Termination Fee shall be released to Nevsun in accordance with the terms of the Deposit Agreement to an account specified by Nevsun.

Expenses

All expenses, including out-of-pocket third party transaction expenses, incurred in connection with the Pre-Acquisition Agreement shall be paid by the party incurring such expenses, whether or not the Zijin Offer is completed.

Representations and Warranties

The Pre-Acquisition Agreement contains a number of customary representations and warranties of Zijin Mining, Nevsun and their respective subsidiaries relating to, among other things, legal status and the due authorization and enforceability of, and board approval of, the Pre-Acquisition Agreement and the Zijin Offer. The representations and warranties of Nevsun also address various matters relating to the business, operations and properties of Nevsun and its subsidiaries, including: capitalization; regulatory approvals and filings; fair presentation of financial statements; disclosure controls; liabilities; absence of certain changes or events since the date of Nevsun’s last published financial statements; absence of material litigation; real property; and other employment, tax and environmental matters.

Zijin Mining has also represented that it has made adequate arrangements to ensure that it will have at the Effective Time, sufficient funds to consummate the transactions contemplated by the Pre-Acquisition Agreement.

ACCEPT ZIJIN’S OFFER

TENDER YOUR NEVSUN SHARES

Nevsun Shareholders requiring advice or assistance concerning the acceptance of the Zijin Offer are urged to contact contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

Covenants of Nevsun

Nevsun has agreed that, prior to the Effective Time, except as may be expressly required or permitted by the Pre-Acquisition Agreement, Nevsun will conduct its business in the ordinary course. Nevsun has also agreed that it will not, and will not permit its subsidiaries to take certain actions specified in the Pre-Acquisition Agreement, including: modifying its articles; modifying any compensation plan; issuing, redeeming or purchasing any of its securities other than the granting of a specified number of awards; and, other than permitted capital expenditures, incurring any capital expenditures; and other than permitted indebtedness, incurring any indebtedness.

Covenants of Zijin Mining

Zijin Mining has agreed that it shall use its commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable under applicable laws to consummate the Zijin Offer as soon as practicable.

Zijin Mining has agreed that at the Effective Time, it will cause Nevsun and each of its subsidiaries and any of their respective successors to honour and comply with the terms of all employment agreements, termination, severance, change of control and retention agreements, plans or policies of Nevsun and its subsidiaries that are in respect of employees, and to effect payment in full for all payments that are required to be made by Nevsun pursuant to such agreements and plans, which payments shall be made by Nevsun in accordance with such agreements.

Lock-Up Agreements

Pursuant to the terms of the Pre-Acquisition Agreement and as a condition to Zijin Mining making the Zijin Offer, Nevsun’s directors and senior officers have entered into a lock-up agreements dated September 4, 2018 with Zijin Mining (the “Lock-Up Agreements”). Pursuant to the Lock-Up Agreements, Nevsun’s directors and senior officers agreed to support the Zijin Offer and to deposit or caused to be deposited under the Zijin Offer, subject to certain exceptions, all of the Nevsun Shares owned or controlled by them. In addition, Nevsun’s directors and senior officers agreed to exercise all Options beneficially owned by them and that all such Nevsun Shares issuable upon the exercise of such Options shall be deposited to the Zijin Offer.

OPINION OF NEVSUN’S FINANCIAL ADVISOR

BMO was formally engaged by Nevsun to act as financial advisor to the Nevsun Board on January 23, 2017. Pursuant to the engagement agreement it entered into with Nevsun, BMO agreed to provide, if requested, a fairness opinion to the Nevsun Board and to provide various financial advisory services to the Nevsun Board in connection with the Zijin Offer and other potential merger and acquisitions activity.

On September 4, 2018, BMO delivered an oral opinion to the Nevsun Board to the effect that, as of the date thereof and based upon and subject to the assumptions, limitations and qualifications set forth therein and such other matters as BMO considered relevant, cash consideration of $6.00 per Nevsun Share offered pursuant to the Zijin Offer is fair, from a financial point of view, to Nevsun Shareholders.

A copy of the written opinion delivered by BMO, including the assumptions made and the review undertaken in connection with its preparation, is attached as Schedule “B” to this Directors’ Circular. All summaries and references to the written opinion delivered by BMO in this Directors’ Circular are qualified in their entirety by reference to the full text of such written opinion. The Nevsun Board strongly recommends that Nevsun Shareholders read the written opinion delivered by BMO carefully and in its entirety for a description of the procedures followed, matters considered, and limitations on the review undertaken. BMO’s opinion addresses only the fairness of the consideration offered pursuant to the Zijin Offer to the Nevsun Shareholders from a financial point of view. The written opinion delivered by BMO was provided for the information and assistance of the Nevsun Board for its exclusive use only in connection with its consideration of the Zijin Offer. The description of such written opinion in this Directors’ Circular and the written opinion itself do not constitute a recommendation to the Nevsun Shareholders as to whether or not they should tender their Nevsun Shares to the Zijin Offer. The written opinion delivered by BMO was only one of several factors taken into consideration by the Nevsun Board in its determination that the Zijin Offer recognizes the full and fair value of Nevsun and its business.

ACCEPT ZIJIN’S OFFER

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Nevsun Shareholders requiring advice or assistance concerning the acceptance of the Zijin Offer are urged to contact contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

Pursuant to the terms of the engagement agreement entered into between Nevsun and BMO, Nevsun has agreed to pay certain fees to BMO, including a fixed fee in connection with the written opinion regardless of the conclusion reached in such opinion or the outcome of the Zijin Offer, and fees that are contingent on the value and completion of a change of control transaction involving Nevsun. Nevsun has also agreed to reimburse BMO for reasonable expenses and indemnify BMO and its affiliates and their respective directors, officers, partners, employees, agents, advisors and shareholders against certain potential liabilities arising out of its engagement. In the ordinary course of business, BMO and its affiliates may actively trade or hold the securities of Nevsun, Zijin and their respective affiliates for their own account or for the account of customers and accordingly, may at any time hold a long or short position in such securities.

OPINION OF THE SPECIAL COMMITTEE’S FINANCIAL ADVISOR

The Special Committee has engaged Citi as its financial advisor in connection with the Zijin Offer. In connection with this engagement, the Special Committee requested that Citi evaluate the fairness, from a financial point of view, of the $6.00 per Nevsun Share cash consideration offered to holders of Nevsun Shares (other than Zijin Mining, Lundin Mining and their respective affiliates) pursuant to the Zijin Offer. On September 4, 2018, at a meeting of the Special Committee held to evaluate the Zijin Offer, Citi rendered an oral opinion to the Special Committee, confirmed by delivery of a written opinion dated September 4, 2018, to the effect that, as of that date and based on and subject to the matters described in its opinion, the $6.00 per Nevsun Share cash consideration offered to holders of Nevsun Shares (other than Zijin Mining, Lundin Mining and their respective affiliates) pursuant to the Zijin Offer was fair, from a financial point of view, to such holders.

A copy of Citi’s written opinion, dated September 4, 2018, which describes, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, is attached to this Directors’ Circular as Schedule “C”. All summaries and references to such written opinion in this Directors’ Circular are qualified in their entirety by reference to the full text of such written opinion. Citi’s opinion was provided for the information and assistance of the Special Committee (in its capacity as such) for its exclusive use only in connection with its evaluation of the $6.00 per Nevsun Share cash consideration pursuant to the Zijin Offer from a financial point of view and did not address any other terms, aspects or implications of the Zijin Offer. Citi’s written opinion and the description of such opinion in this Directors’ Circular do not constitute a recommendation to any security holder as to whether to tender Nevsun Shares pursuant to the Zijin Offer or as to any other action to be undertaken with respect to any matters relating to the Zijin Offer or otherwise.

Citi’s opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Citi as of the date of Citi’s opinion. Although subsequent developments may affect Citi’s opinion, Citi has no obligation to update, revise or reaffirm its opinion.

Citi’s opinion was only one of many factors considered by the Special Committee in its evaluation of the Zijin Offer, and should not be viewed as determinative of the views of the Special Committee or Nevsun’s management with respect to the Zijin Offer or the $6.00 per Nevsun Share cash consideration offered to Nevsun Shareholders pursuant to the Zijin Offer.

For its financial advisory services to the Special Committee in connection with the Zijin Offer, Nevsun has agreed to pay certain fees to Citi, including a fee in connection with Citi’s opinion regardless of the conclusion reached in such opinion or the outcome of the Zijin Offer. In addition, Nevsun has agreed to reimburse Citi for its expenses, including fees and expenses of counsel, and to indemnify Citi and related parties against certain liabilities arising out of Citi’s engagement.  In the ordinary course of business, Citi and its affiliates may actively trade or hold the securities of Nevsun, Zijin Mining and their respective affiliates for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities.

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Nevsun Shareholders requiring advice or assistance concerning the acceptance of the Zijin Offer are urged to contact contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

ABOUT NEVSUN

Nevsun is a Canadian-based, leading mid-tier base metals company existing under the Business Corporations Act (British Columbia). Nevsun’s two principal properties are the Timok Project in Serbia which hosts the copper-gold Cukaru Peki deposit on the Brestovac-Metovnica Exploration Permit and the Bisha Mine in Eritrea which hosts the copper-zinc-gold Bisha deposit and includes potential satellite VMS deposits at Harena, Northwest, Hambok and Asheli.

CAPITAL STRUCTURE OF NEVSUN

Nevsun has authorized capital of an unlimited number of common shares without par value of which 302,592,672 are issued and outstanding at the date of this Directors’ Circular. All shares in the capital of Nevsun are of the same class. The holders of Nevsun Shares are entitled to dividends, if, as and when declared by the Nevsun Board, to one vote per Nevsun Share at meetings of the Nevsun Shareholders and, upon liquidation, to share equally in such assets of Nevsun as are distributable to the holders of common shares. Nevsun also has stock options outstanding. See the notes to Nevsun’s audited consolidated financial statements for the year ended December 31, 2017 for additional information regarding Nevsun’s options. On May 3, 2017 the Nevsun Shareholders ratified a shareholder rights plan (the “Rights Plan”) that was originally adopted on June 8, 2011 and ratified on May 22, 2014. The Rights Plan was adopted to provide the Nevsun Board with more time to consider alternatives in the event of a takeover bid for the Nevsun Shares. A copy of the Rights Plan is available under Nevsun’s profile on SEDAR at www.sedar.com.

RIGHTS PLAN

The following summary of the Rights Plan set out herein does not contain all of the material terms and conditions of the Rights Plan. The summary is qualified by and is subject to the full terms and conditions of the Rights Plan. The full text of the Rights Plan is contained in an agreement dated June 8, 2011 between Nevsun and Computershare Investor Services Inc., as rights agent, which is available on Nevsun’s issuer profile on SEDAR at www.sedar.com.

The purpose of the Rights Plan is to encourage the fair treatment of Nevsun Shareholders in connection with any take-over bid for Nevsun. The Rights Plan seeks to provide Nevsun Shareholders with adequate time to properly assess a take-over bid without undue pressure. It is also intended to provide the Nevsun Board with more time to fully consider an unsolicited take-over bid and, if considered appropriate, to identify, develop and negotiate other alternatives to maximize shareholder value. The Nevsun Board concluded that the purpose of the Rights Plan has been achieved, and so in order to facilitate the Zijin Offer, the Nevsun Board has waived the Flip-in Event in connection with the Lundin Hostile Bid, which in accordance with the terms of the Rights Plan, results in a waiver of the Flip-in Event for the Zijin Offer. The Nevsun Board has also deferred the Separation Time generally in connection with the Lundin Hostile bid.

The Rights Plan encourages a potential acquirer to proceed either by way of a Permitted Bid, which requires the take-over bid to satisfy certain minimum standards designed to promote fairness, or with the concurrence of the Nevsun Board. The Rights Plan generally provides that if a bidder acquires or announces an intention to acquire more than 20% of the Nevsun Shares, other than by way of a Permitted Bid or with the approval of the Nevsun Board, the share capital of Nevsun would be considerably diluted if the bidder proceeds with its bid, thereby making its bid prohibitively expensive.

Permitted Take-Over Bids and Permitted Lock-Up Agreements

The Rights Plan allows for a take-over bid (a “Permitted Bid”) that, among other things:

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(i)	the take-over bid must be made by way of a take-over bid circular;

(ii)	the take-over bid must be made to all Nevsun Shareholders for all Nevsun Shares held by them;

(iii)	Nevsun Shares may be deposited under the take-over bid any time between the date of the bid and the date Nevsun Shares are taken up and paid for, and any Nevsun Shares deposited under the take-over bid may be withdrawn until taken up and paid for;

(iv)	the take-over bid must be outstanding for at least 60 days and Nevsun Shares tendered pursuant to the take-over bid may not be taken up before the expiry of the 60 day period and only if at such time more than 50% of the Nevsun Shares held by shareholders, other than the bidder, its associates, affiliates and Persons acting jointly or in concert and certain other Persons (the “Independent Shareholders”), have been tendered to the take-over bid and not withdrawn; and

(v)	if, on the date on which Nevsun Shares may be taken up and paid for by the bidder, more than 50% of the Nevsun Shares held by Independent Shareholders shall have been tendered to the take-over bid, the bidder must make a public announcement to that effect and keep the take-over bid open for at least ten more Business Days from the date of such public announcement.

Share Purchase Rights

The rights to acquire Nevsun Shares under the Rights Plan (“SRP Rights”) are not exercisable initially. The SRP Rights will separate from the Nevsun Shares and become exercisable at the close of business on the tenth trading day after the earlier of the first public announcement of facts indicating that a Person (the “Acquiring Person”) has acquired beneficial ownership of 20% or more of the Nevsun Shares or the commencement of, or the first public announcement of, the intent of any Person to commence a take-over bid which would result in such Person beneficially owning 20% or more of the Nevsun Shares, or the date upon which a Permitted Bid or competing Permitted Bid ceases to be such, or such later time as the Nevsun Board may determine in good faith (in any such case, the “Separation Time”). After the Separation Time, but prior to the occurrence of a Flip-in Event, each SRP Right may be exercised to purchase one Nevsun Share at an exercise price of $50 (the “Exercise Price”).

The acquisition by an Acquiring Person of 20% or more of the Nevsun Shares, other than by way of a Permitted Bid or a competing Permitted Bid, is referred to as a “Flip-in Event”. Upon the occurrence of a Flip-in Event and following ten trading days after the first public announcement of facts indicating that a Person has become an Acquiring Person, each SRP Right, other than an SRP Right beneficially owned by an Acquiring Person, its affiliates and associates, their respective joint actors and certain transferees, may be exercised to purchase that number of Nevsun Shares having an aggregate market price on the date of the Flip-in Event equal to twice the Exercise Price for an amount in cash equal to the Exercise Price. SRP Rights beneficially owned by an Acquiring Person, its affiliates and associates, their respective joint actors and certain transferees will be void.

In addition, the Rights Plan permits the Nevsun Board to authorize Nevsun, after a Flip-in Event has occurred, to issue or deliver, in return for the SRP Rights and on payment of the relevant Exercise Price or without charge, debt, equity or other securities or assets of Nevsun or a combination thereof.

Following the acquisition of 20% or more of the Nevsun Shares by any Person, each share purchase right held by a Person other than the Acquiring Person (and its affiliates, associates and joint actors) would, upon exercise, entitle the holder to purchase Nevsun Shares at a substantial discount to their then prevailing market price.

The Rights Plan is subject to the jurisdiction of the TSX and will terminate on the earlier of: (i) the termination of the third annual meeting of the shareholders of Nevsun occurring after the date of ratification of the Rights Plan; and (ii) the date that share purchase rights are redeemed under the Rights Plan.

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TENDER YOUR NEVSUN SHARES

Nevsun Shareholders requiring advice or assistance concerning the acceptance of the Zijin Offer are urged to contact contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

OWNERSHIP OF SECURITIES OF NEVSUN

The following table sets forth the names and positions of each director and officer of Nevsun and the number and percentage of Nevsun Shares and options to purchase Nevsun Shares (“Options”) beneficially owned, or over which control or direction is exercised by each such Person, as well as, to the knowledge of Nevsun, each other insider of Nevsun, as of the date of this Directors’ Circular.

Name and Position(1)	Number and Percentage of Nevsun Shares Beneficially Owned or Controlled(2)	Number and Percentage of Options(3)	Number and Percentage of DSUs(4)	Number and Percentage of PSUs(5)	Number and Percentage of RSUs(6)
Peter Kukielski President and Chief Executive Office/ Director	105,000 (0.03%)	1,295,000 (18.29%)	0	459,583 (34.71%)	375,204 (34.02%)
Ryan MacWilliam Chief Financial Officer	0	409,000 (5.77%)	0	137,682 (10.40%)	137,682 (12.48%)
Joseph Giuffre Chief Legal Officer	61,732 (0.02%)	864,000 (12.2%)	0	137,668 (10.40%)	98,673 (8.95%)
Scott Trebilcock Chief Development Officer	48,461 (0.01%)	809,000 (11.42%)	0	137,668 (10.40%)	98,673 (8.95%)
Jerzy Orzechowski Vice President and Project Director, Timok Project	0	381,000 (5.38%)	0	53,921 (4.07%)	53,921 (4.89%)
Cara Allaway VPO, Group Controller	0	60,000 (0.84%)	0	20,000 (1.51%)	20,000 (1.81%)
Peter M. Manojlovic VP Exploration	0	432,666 (6.11%)	0	78,609 (5.94%)	54,575 (4.95%)
Todd E. Romaine VP CSR	0	386,000 (5.45%)	0	78,609 (5.94%)	54,575 (4.95%)
Marc Blythe VP Corporate Development	0	310,000 (4.37%)	0	32,634 (2.46%)	32,634 (2.96%)
Adam Wright Head Operations	0	250,000 (3.53%)	0	75,000 (5.66%)	75,000 (6.80%)
Brigitte M. McArthur Corporate Secretary	0	30,000 (0.42%)	0	0	0

ACCEPT ZIJIN’S OFFER

TENDER YOUR NEVSUN SHARES

Nevsun Shareholders requiring advice or assistance concerning the acceptance of the Zijin Offer are urged to contact contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

Name and Position(1)	Number and Percentage of Nevsun Shares Beneficially Owned or Controlled(2)	Number and Percentage of Options(3)	Number and Percentage of DSUs(4)	Number and Percentage of PSUs(5)	Number and Percentage of RSUs(6)
Ian Pearce Director, Chairman	29,500 (0%)	100,000 (1.41%)	59,845 (17.54%)	0	0
Ian Ashby Director	30,000 (0%)	279,300 (3.94%)	54,038 (15.84%)	0	0
Geoff Chater Director	144,973 (0.05%)	117,300 (1.66%)	54,037 (15.84%)	0	0
Anne Giardini Director	100,000 (0.03%)	100,000 (1.41%)	36,249 (10.62%)	0	0
Stephen Scott Director	169,372 (0.06%)	117,300 (1.66%)	54,037 (15.84%)	0	0
David Smith Director	62,490 (0.02%)	100,000 (1.41%)	36,249 (10.62%)	0	0
(1)	The information as to securities beneficially owned, directly or indirectly, or over which control or direction is exercised, is provided to the best of Nevsun’s knowledge based on publicly available information, as of the date of this Directors’ Circular.
(2)	As of the date of this Directors’ Circular, there were 302,592,672 Nevsun Shares outstanding.
(3)	As of the date of this Directors’ Circular, there were Options to acquire up to 7,157,233 Nevsun Shares outstanding.
(4)	As of the date of this Directors’ Circular, there were 341,244 DSUs outstanding.
(5)	As of the date of this Directors’ Circular, there were 1,219,374 PSUs outstanding.
(6)	As of the date of this Directors’ Circular, there were 1,008,937 RSUs outstanding.

Other than as listed above, Nevsun is not aware of any ownership of its securities by any of its, or its insiders’, associates or affiliates, and no Person is acting jointly and in concert with Nevsun, in connection with the Zijin Offer.

PRINCIPAL HOLDERS OF NEVSUN SHARES

To the knowledge of Nevsun and its directors and officers, after reasonable enquiry, as of the date of this Directors’ Circular, no Person will beneficially own, directly or indirectly, or exercise control or direction over more than 10% of the outstanding Nevsun Shares and no Person acting jointly or in concert with Nevsun owned any securities of Nevsun except as set forth below.

Name	Number of Nevsun Shares (Directly or Indirectly)	Percentage of Class
BlackRock Inc. Delaware, USA	50,611,342(1)	16.7%
(1)	As of December 31, 2017, as set forth in the Schedule 13G filed by BlackRock Inc. on EDGAR on January 17, 2018.

TRADING IN SECURITIES OF NEVSUN

During the six months preceding the date of this Directors’ Circular neither Nevsun nor any director, officer of Nevsun and, to the knowledge of the directors and officers of Nevsun, after reasonable enquiry, no insider of Nevsun, no associate or affiliate of any director, officer or other insider of Nevsun, no associate or affiliate of Nevsun nor any Person acting jointly or in concert with Nevsun has traded any securities or rights to acquire securities of Nevsun.

ACCEPT ZIJIN’S OFFER

TENDER YOUR NEVSUN SHARES

Nevsun Shareholders requiring advice or assistance concerning the acceptance of the Zijin Offer are urged to contact contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

ISSUANCES OF SECURITIES OF NEVSUN

Except as set out below and above under “Trading in Securities of Nevsun”, no Nevsun Shares or Options or other securities convertible into, or exercisable for, Nevsun Shares have been issued to the current directors, officers or other insiders of Nevsun during the two years preceding the date of this Directors’ Circular.

Grant or Issuance of Options, PSUs, DSUs and RSUs

Name	Date of Issue or Grant	Nature of Issuance	Number of Securities Issued	Issue/Exercise Price per Nevsun Share (C$)
Peter Kukielski President and Chief Executive Office/Director	May 5, 2017 December 8, 2017 May 12, 2017 December 8, 2017 May 12, 2017 December 8, 2017	Stock Option Grant Stock Option Grant RSU Grant RSU Grant PSU Grant PSU Grant	600,000 695,000 168,758 206,446 253,137 206,446	$3.04 $2.77 N/A N/A N/A N/A
Ryan MacWilliam Chief Financial Officer	August 18, 2017 December 8, 2017 August 21, 2017 December 8, 2017 August 21, 2017 December 8, 2017	Stock Option Grant Stock Option Grant RSU Grant RSU Grant PSU Grant PSU Grant	200,000 209,000 75,628 62,054 75,628 62,054	$2.64 $2.77 N/A N/A N/A N/A
Joseph Giuffre Chief Legal Officer	December 8, 2016 December 8, 2017 December 8, 2016 December 8, 2017 December 8, 2016 December 8, 2017	Stock Option Grant Stock Option Grant RSU Grant RSU Grant PSU Grant PSU Grant	177,000 209,000 22,828 62,054 34,241 62,054	$4.31 $2.77 N/A N/A N/A N/A
Scott Trebilcock Chief Development Officer	December 8, 2016 December 8, 2017 December 8, 2016 December 8, 2017 December 8, 2016 December 8, 2017	Stock Option Grant Stock Option Grant RSU Grant RSU Grant PSU Grant PSU Gran	177,000 209,000 22,828 62,054 34,241 62,054	$4.31 $2.77 N/A N/A N/A N/A
Ian Pearce Director, Chairman	January 1, 2017 December 8, 2017	Stock Option Grant DSU Grant	100,000 59,845	$4.31 N/A
Ian Ashby Director	December 8, 2016 December 8, 2016 December 8, 2017	Stock Option Grant DSU Grant DSU Grant	17,300 17,789 36,249	$4.31 N/A N/A
Geoff Chater Director	August 1, 2016 December 8, 2016 December 8, 2016 December 8, 2017	Stock Option Grant Stock Option Grant DSU Grant DSU Grant	20,000 97,300 17,789 36,249	$4.32 $4.31 N/A N/A
Anne Giardini Director	May 5, 2017 December 8, 2017	Stock Option Grant DSU Grant	100,000 36,249	$3.04 N/A
Stephen Scott Director	August 1, 2016 December 8, 2016 December 8, 2016 December 8, 2017	Stock Option Grant Stock Option Grant DSU Grant DSU Grant	20,000 97,300 17,789 36,249	$4.32 $4.31 N/A N/A
David Smith Director	January 1, 2017 December 8, 2017	Stock Option Grant DSU Grant	100,000 36,249	$4.31 N/A

ACCEPT ZIJIN’S OFFER

TENDER YOUR NEVSUN SHARES

Nevsun Shareholders requiring advice or assistance concerning the acceptance of the Zijin Offer are urged to contact contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

Name	Date of Issue or Grant	Nature of Issuance	Number of Securities Issued	Issue/Exercise Price per Nevsun Share (C$)
Jerzy Orzechowski Vice President and Project Director, Timok Project	October 27, 2017 December 8, 2017 December 8, 2017 December 8, 2017	Stock Option Grant Stock Option Grant RSU Grant PSU Grant	200,000 181,000 53,921 53,921	$2.96 $2.77 N/A N/A
Cara Allaway VPO, Group Controller	April 16, 2018 April 16, 2018 April 16, 2018	Stock Option Grant RSU Grant PSU Grant	60,000 20,000 20,000	$3.36 N/A N/A
Peter M. Manojlovic VP Exploration	December 8, 2016 December 8, 2017 December 8, 2016 December 8, 2017 December 8, 2016 December 8, 2017	Stock Option Grant Stock Option Grant RSU Grant RSU Grant PSU Grant PSU Grant	103,000 110,000 13,230 32,634 19,845 32,634	$4.31 $2.77 N/A N/A N/A N/A
Todd E. Romaine VP CSR	December 8, 2016 December 8, 2017 December 8, 2016 December 8, 2017 December 8, 2016 December 8, 2017	Stock Option Grant Stock Option Grant RSU Grant RSU Grant PSU Grant PSU Grant	103,000 110,000 13,230 32,634 19,845 32,634	$4.31 $2.77 N/A N/A N/A N/A
Marc Blythe VP Corporate Development	October 27, 2017 December 8, 2017 December 8, 2017 December 8, 2017	Stock Option Grant Stock Option Grant RSU Grant PSU Grant	200,000 110,000 32,634 32,634	$2.96 $2.77 N/A N/A
Adam Wright Head Operations	January 30, 2018 January 30, 2018 January 30, 2018	Stock Option Grant RSU Grant PSU Grant	250,000 75,000 75,000	$2.77 N/A N/A
Brigitte M. McArthur Corporate Secretary	March 26, 2018	Stock Option Grant	30,000	$2.96

OWNERSHIP OF ZIJIN SECURITIES

None of Nevsun, the directors and officers of Nevsun and, to the knowledge of the directors and officers of Nevsun, after reasonable enquiry, no insider of Nevsun, no associate or affiliate of any director, officer or other insider of Nevsun, no associate or affiliate of Nevsun nor any Person acting jointly or in concert with Nevsun beneficially owns, directly or indirectly, or exercises control or direction over, any securities of Zijin.

AGREEMENTS BETWEEN ZIJIN AND THE DIRECTORS, OFFICERS AND SHAREHOLDERS OF NEVSUN

Except as disclosed in “Lock-Up Agreements” on page 22 of this Directors’ Circular, there is no agreement, commitment or understanding (including pursuant to which any payment or other benefit is to be made or given by way of compensation for loss of office or remaining or retiring from office if the Zijin Offer is successful) which has been made or is proposed to be made between Zijin and any of the directors or officers of Nevsun. None of the directors or officers of Nevsun is a director or officer of Zijin or any subsidiary thereof. None of the directors or officers of Nevsun or their respective associates and, to the knowledge of the directors and officers of Nevsun after reasonable enquiry, no Person who owns more than 10% of any class of equity securities of Nevsun outstanding as at the date hereof, has any interest in any material transaction to which Zijin is a party.

ACCEPT ZIJIN’S OFFER

TENDER YOUR NEVSUN SHARES

Nevsun Shareholders requiring advice or assistance concerning the acceptance of the Zijin Offer are urged to contact contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

To the knowledge of the directors and officers of Nevsun after reasonable inquiry, no agreement, commitment or understanding has been made or is proposed to be made between Zijin and any Nevsun Shareholder relating to the Zijin Offer.

ARRANGEMENTS BETWEEN NEVSUN AND ITS DIRECTORS AND OFFICERS

Except as set forth below, no agreement, commitment or understanding (including pursuant to which any payment or other benefit is to be made or given by way of compensation for loss of office or remaining in or retiring from office if the Zijin Offer is successful) has been made or is proposed to be made between Nevsun and any of its directors or officers. In the case of each agreement, commitment or understanding discussed below, as applicable, in which the term “change of control” applies, the consummation of the Zijin Offer would constitute a change of control.

If the directors and officers of Nevsun were to tender any Nevsun Shares to the Zijin Offer, they would receive consideration of $6.00 in cash per Nevsun Share on the same terms and conditions as other Nevsun Shareholders. As of the date of this Directors’ Circular, the directors and officers of Nevsun owned, or exercised direction and control over, an aggregate of 751,528 Nevsun Shares. If the directors and officers of Nevsun were to tender all of their Nevsun Shares (excluding the Nevsun Shares underlying the Options, DSUs, PSUs and RSUs) to the Zijin Offer, and such Nevsun Shares were accepted for purchase and taken up and paid for by Zijin, the directors and officers of Nevsun would receive a maximum aggregate consideration of $4,509,168.00 (based on $6.00 per Nevsun Share). For charts detailing the ownership of Nevsun Shares and other securities of Nevsun held by the directors and officers of Nevsun, see the section of this Directors’ Circular entitled “Ownership of Securities of Nevsun”.

All of Nevsun’s directors and senior officers have entered into lock-up agreements with Zijin Mining. Pursuant to such agreements, Nevsun’s directors and senior officers have agreed to support the Zijin Offer and to deposit or cause to be deposited under the Zijin Offer, subject to certain terms and conditions, all of the Nevsun Shares owned or controlled by them, representing approximately 2.08% of the issued and outstanding Nevsun Shares. Further, Nevsun’s directors and senior officers have advised Nevsun of their intention, as of the date of this Directors’ Circular, to tender their Nevsun Shares to the Zijin Offer.

Existing Employment and Change of Control Agreements with Officers

Nevsun has entered into employment agreements with each of its named executive officers (“NEOs”). Upon a change of control of Nevsun, which would include the Zijin Offer if consummated in accordance with its terms, and either a termination of employment for a reason other than cause or a resignation from employment for good reason, each of the NEOs would be entitled to receive the following benefits:

(i)	2x current salary;

(ii)	2x annual target bonus;

(iii)	All Options vest;

(iv)	All share units vest; and

(v)	4% of salary as severance payments.

The following table presents the estimated total change of control and termination benefits of its 2017 NEOs, including any amounts attributable to Option and non-equity based compensation benefits, using the TSX closing price of $3.06 as at December 31, 2017. Any outstanding Options or share appreciation rights which are not vested would become vested upon notice of a change of control.

Named Executive Officer	Change of Control (C$)
Peter G.J. Kukielski	6,418,344

ACCEPT ZIJIN’S OFFER

TENDER YOUR NEVSUN SHARES

Nevsun Shareholders requiring advice or assistance concerning the acceptance of the Zijin Offer are urged to contact contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

Named Executive Officer	Change of Control (C$)
Joseph P. Giuffre	2,417,310
Ryan L. MacWilliam	2,530,500
Scott A. Trebilcock	2,417,310
Jerzy Orzechowski	2,307,586

Restricted Share Unit Plan

Nevsun established the Restricted Share Unit Plan (the “RSU Plan”) for executives and other management employees in order to promote greater alignment of interests between executive officers and Shareholders. The RSU Plan is administered by Nevsun’s human resources and compensation committee (the “HRC Committee”), which has the authority to determine the eligible full time employees to whom RSUs may be granted and the number of RSUs to be granted to plan participants.

An RSU is a notional share-based unit that is equal to the fair market value of a Nevsun Share. Under the RSU Plan, the fair market value of a Nevsun Share on a particular date (the “Market Value”) is the volume-weighted average trading price of a Nevsun Share during the five trading days immediately preceding that date. RSUs may be awarded annually and additional RSUs are credited to reflect dividends paid on the Nevsun Shares based on the number of RSUs in a participant’s RSU account and the Market Value of the Nevsun Shares on the dividend payment date.

Under the RSU Plan, participants are entitled to receive a cash payment on the vesting date equal to the number of vested RSUs in the participant’s RSU account, multiplied by the Market Value of a Nevsun Share on the vesting date. Unless otherwise specified in a designated participant’s grant agreement, one-third of the RSUs granted to a participant on a grant date will vest on each of the first, second and third anniversary of the grant date. The Nevsun Board may, in its discretion, following a grant date but prior to the vesting date, designate an earlier vesting date for the vesting of all or any portion of the RSUs then outstanding and granted to a participant.

If a participant ceases to be an employee due to disability, retirement or termination without cause, unvested RSUs will vest pro rata based on the number of days elapsed from the RSU grant date to the participant’s termination date, divided by the total number of days from the grant date of the RSUs to the vesting date, and will be paid out based on the Market Value of a Nevsun Share on the termination date. If a participant dies, all RSUs in the participant’s RSU account that have not vested will immediately vest as of the participant’s date of death and will be paid out based on the Market Value of a Nevsun Share on the date of death. Termination of a participant in other circumstances may result in a forfeiture of unvested RSUs. On the occurrence of a change of control, all RSUs credited in a participant’s RSU account shall immediately vest and become vested RSUs on the date that is immediately prior to the effective date of the consummation of the transaction(s) resulting in the change of control and are paid out based on the Market Value determined by the Nevsun Board acting in good faith.

Performance Share Unit Plan

Nevsun established the Performance Share Unit Plan (the “PSU Plan”) for executive and other management employees in order to promote greater alignment of interests between employees and shareholders and to support the achievement of Nevsun’s performance objectives. The PSU Plan is administered by the HRC Committee, which has the authority to determine the eligible full time employees to whom PSUs may be granted and the number of PSUs to be granted to plan participants. PSUs may be awarded annually and additional PSUs are credited to reflect dividends paid on the Nevsun Shares based on the number of PSUs in a participant’s PSU account and the Market Value of the Nevsun Shares on the dividend payment date.

ACCEPT ZIJIN’S OFFER

TENDER YOUR NEVSUN SHARES

Nevsun Shareholders requiring advice or assistance concerning the acceptance of the Zijin Offer are urged to contact contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

PSUs vest on the third anniversary of their grant, following which a participant is entitled to receive a cash payment equal to the product achieved by multiplying:

(i)	the number of vested PSUs in the participant’s PSU account;
(ii)	the Market Value of a Nevsun Share on the third anniversary of the date of grant; and
(iii)	a performance adjustment factor (the “Adjustment Factor”) which is determined based on Nevsun’s TSR relative to its compensation peer group over the three-year performance period between the grant date and the vesting date of the PSUs (the “Performance Period”).

If a participant ceases to be an employee due to disability, retirement or termination without cause, unvested PSUs will vest pro rata based on the number of days elapsed from the PSU grant date to the participant’s termination date divided by the total number of days in the Performance Period, and will be paid out based on the Market Value of a Nevsun Share on the termination date. If a participant dies, all PSUs in the participant’s PSU account that have not vested will immediately vest as of the participant’s date of death and will be paid out based on the Market Value of a Nevsun Share on the date of death. The Adjustment Factor in these circumstances is the greater of 1.0 or such higher Adjustment Factor as may be determined by the HRC Committee. Termination of a participant in other circumstances may result in the forfeiture of PSUs that are unvested as of the termination date of the participant. On the occurrence of a change of control, all PSUs credited to a participant’s account automatically vest and are paid out based on the Market Value determined by the Nevsun Board acting in good faith and an Adjustment Factor that is the greater of 1.0 and such other Adjustment Factor as may be determined by the Nevsun Board acting in good faith.

Deferred Share Unit Plan

Each non-executive director receives an annual DSU grant as part of his or her total compensation. DSUs may be awarded annually or as determined by the HRC Committee and Nevsun Board. Directors are credited with additional DSUs to reflect dividends paid on the Nevsun Shares based on the number of DSUs in their DSU account and the Market Value of the Nevsun Shares on the dividend payment date.

Upon retirement from the Nevsun Board, the retiring director will receive a cash payment in respect of his or her DSUs 60 days following the date that he or she ceases to be a director. The amount of the cash payment is determined by multiplying the number of DSUs in the director’s DSU account by the Market Value of a Nevsun Share on the payment date.

Stock Option Plan

Nevsun adopted a stock option plan (the “Nevsun Stock Option Plan”) under which it is authorized to grant to directors, officers, employees and consultants of Nevsun and its affiliates, non-transferable options to purchase Nevsun Shares. Unless the Nevsun Board determines otherwise and subject to any accelerated termination in accordance with the Nevsun Stock Option Plan, each Option granted under the Nevsun Stock Option Plan shall expire on the fifth anniversary of the date on which it was granted. The number of Nevsun Shares reserved for issuance may not exceed 6.75% of the total issued and outstanding Nevsun Shares at the date of the Option grant.

Options granted under the Nevsun Stock Option Plan vest and become exercisable by an Option holder at such time or times as may be determined by the Nevsun Board. The Nevsun Board may, in its discretion, accelerate the date upon which any Option vests and becomes exercisable. No unvested Options may be exercised. In addition, upon a change of control of Nevsun, which would include the Zijin Offer if consummated in accordance with its terms, all unvested Options shall automatically vest.

ACCEPT ZIJIN’S OFFER

TENDER YOUR NEVSUN SHARES

Nevsun Shareholders requiring advice or assistance concerning the acceptance of the Zijin Offer are urged to contact contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

INTERESTS OF DIRECTORS, OFFICERS AND OTHERS IN MATERIAL TRANSACTIONS

Other than as disclosed in this Directors’ Circular, within the three years prior to the date of this Directors’ Circular, no informed person of Nevsun has or had any material interest, direct or indirect, in any transaction or proposed transaction which has materially affected or could materially affect Nevsun or any of its subsidiaries.

For the purposes of this Directors’ Circular an “informed person” means a director or executive officer of Nevsun, a director or executive officer of a person or company that is itself an “informed person” or subsidiary of Nevsun and any person or company who beneficially owns, directly or indirectly, voting securities of Nevsun or who exercises control or direction over voting securities of Nevsun carrying more than 10% of the voting rights attached to all issued and outstanding voting securities of Nevsun.

MATERIAL CHANGES IN THE AFFAIRS OF NEVSUN

Except as otherwise described or referred to in this Directors’ Circular or as otherwise publicly disclosed, no other information is known to Nevsun’s directors or officers that indicates any material change in the affairs or prospects of Nevsun since December 31, 2017, being the date of its last published financial statements.

OTHER MATERIAL INFORMATION

Except as disclosed in this Directors’ Circular or otherwise publicly disclosed, there is no information that is known to Nevsun’s directors and officers that would reasonably be expected to affect the decision of Nevsun Shareholders to accept or reject the Zijin Offer.

STATUTORY RIGHTS

Securities legislation in the provinces and territories of Canada provides security holders of Nevsun with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages, if there is a misrepresentation in a circular or a notice that is required to be delivered to those security holders.  However, such rights must be exercised within prescribed time limits.  Security holders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

APPROVAL OF THE DIRECTORS’ CIRCULAR

The contents of this Directors’ Circular have been approved by the Nevsun Board and the delivery of this Directors’ Circular has been authorized by the Nevsun Board.

ACCEPT ZIJIN’S OFFER

TENDER YOUR NEVSUN SHARES

Nevsun Shareholders requiring advice or assistance concerning the acceptance of the Zijin Offer are urged to contact contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

 CONSENT OF BMO NESBITT BURNS INC.

Dated: September 14, 2018

To the Board of Directors of Nevsun Resources Ltd. (“Nevsun”),

We hereby consent to the references to our firm name and to our opinion dated September 4, 2018 contained in, and the inclusion of the text of such opinion as Schedule “B” to, the directors’ circular of Nevsun dated September 14, 2018. Our opinion was given as at September 4, 2018 and remains subject to the assumptions, qualifications and limitations contained therein. In providing our consent, we do not intend that any person other than the directors of Nevsun shall be entitled to rely upon our opinion.

(Signed) BMO Nesbitt Burns Inc.

CONSENT OF CITIGROUP GLOBAL MARKETS INC.

Dated: September 14, 2018

To the Special Committee of the Board of Directors of Nevsun Resources Ltd. (“Nevsun”),

We hereby consent to the inclusion of our opinion letter, dated September 4, 2018, to the Special Committee of the Board of Directors of Nevsun as Schedule “C” to, and reference to such opinion letter under the heading “Opinion of the Special Committee’s Financial Advisor” in, the directors’ circular, dated September 14, 2018, of Nevsun relating to the take-over bid of Zijin Mining Group Co., Ltd. Our opinion was given as at September 4, 2018 and remains subject to the assumptions, limitations and qualifications contained therein. In providing our consent, we do not intend that any person other than the Special Committee of the Board of Directors of Nevsun shall be entitled to rely upon our opinion.

(Signed) Citigroup Global Markets Inc.

ACCEPT ZIJIN’S OFFER

TENDER YOUR NEVSUN SHARES

Nevsun Shareholders requiring advice or assistance concerning the acceptance of the Zijin Offer are urged to contact contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

CERTIFICATE

DATED: September 14, 2018

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

On behalf of the Board of Directors

“Ian W. Pearce”                                                                  “Peter Kukielski”

Director                                                                                  Director

ACCEPT ZIJIN’S OFFER

TENDER YOUR NEVSUN SHARES

Nevsun Shareholders requiring advice or assistance concerning the acceptance of the Zijin Offer are urged to contact contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

SCHEDULE “A”
GLOSSARY

“Acquiring Person” has the meaning ascribed to that term in the section of this Directors’ Circular entitled “Share Purchase Rights”.

“Acquisition Proposal” means, excluding the Zijin Offer, whether in a single transaction or a series of transactions, any oral or written proposal or offer made to Nevsun or the Nevsun Shareholders (including any take-over bid initiated by advertisement or circular) relating to: (a) any merger, amalgamation, take-over bid, tender offer, arrangement, share exchange, dissolution, liquidation, recapitalization or other business combination involving any purchase by a single Person (other than Zijin or any of its subsidiaries) or combination of Persons (other than Zijin or any of its subsidiaries) of Nevsun Shares that, if consummated, would result in any Person (other than Zijin or any of its subsidiaries) beneficially owning 20% or more of the voting rights attached to the Nevsun Shares; (b) any sale by Nevsun or its subsidiaries of any assets, where such assets represent 20% or more of the fair market value of the assets of Nevsun (on a consolidated basis) (or other arrangement having the same economic effect as a purchase or sale of assets); (c) any sale or acquisition of 20% or more of the Nevsun Shares or rights or interests therein or thereto; or (d) any similar business combination or transaction, of or involving Nevsun and/or any subsidiary of Nevsun, that, if consummated, would result in any Person (other than Zijin or any of its subsidiaries) beneficially owning 20% or more of the voting rights attached to the Nevsun Shares; and for greater certainty shall not include the Lundin Hostile Bid, but shall include any increase in the consideration offered pursuant to, or variation of, the Lundin Hostile Bid.

“Adjustment Factor” means the performance adjustment factor in the PSU Plan.

“affiliate” has the meaning ascribed to that term in the Securities Act (Ontario) and includes any Person that constitutes an affiliate under the applicable rules of National Instrument 62-104 – Take-Over Bids and Issuer Bids.

“Applicable Securities Laws” means, collectively, all applicable securities laws of each of the reporting jurisdictions and the United States and the respective rules and regulations under such laws together with applicable published instruments, notices and orders of the securities regulatory authorities in the reporting jurisdictions and the United States, and the rules and policies of the TSX, NYSE and any other market or marketplace on which securities of Nevsun are traded, listed or quoted.

“associate” has the meaning ascribed to that term in National Instrument 62-104 – Take-Over Bids and Issuer Bids.

“Bank of China Facility” means the existing line of credit Zijin Mining has in place with Bank of China Limited pursuant to which Zijin Mining can borrow up to approximately US$660,000,000 (approximately CAD $850,000,000).

“BCBCA” means the Business Corporations Act (British Columbia).

“BCSC” means the British Columbia Securities Commission.

“Bisha Mine” or the “Bisha Project” means the Company’s principal mineral property in Eritrea, which is located approximately 150 km west of Asmara, Eritrea and hosts a copper-zinc-gold-silver deposit and includes various satellite volcanogenic massive sulphide deposits under license by Bisha Mining Share Company.

“Blakes” means Blake, Cassels & Graydon LLP.

“BMO” means BMO Nesbitt Burns Inc., the financial advisor to the Nevsun Board.

“Business Day” means any day of the year other than a Saturday, Sunday or any day on which major banks are closed for business in Vancouver, British Columbia.

ACCEPT ZIJIN’S OFFER

TENDER YOUR NEVSUN SHARES

Nevsun Shareholders requiring advice or assistance concerning the acceptance of the Zijin Offer are urged to contact contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

“CCBC” means China Construction Bank Corporation.

“CCBC Facility” means the loan facility established pursuant to the terms of a binding commitment letter dated August 31, 2018 which is fully underwritten by CCBC and pursuant to which CCBC (alone or with other lenders) will provide a US$ 870,000,000 (approximately CAD $1.1 billion) loan to Gold Mountains (H.K.) International Mining Company Limited, a wholly-owned subsidiary of Zijin Mining, for the purposes of the Zijin Offer.

“CDS” means CDS Clearing and Depository Services Inc., or its nominee, which at the date hereof is CDS & CO.

“Citi” means Citigroup Global Markets Inc., the financial advisor to the Special Committee.

“Compelled Acquisition” has the meaning ascribed to that term in the Zijin Circular.

“Deposit Agent” means Computershare Trust Company of Canada.

“Deposit Agreement” means the agreement between Nevsun, Zijin Mining and the Deposit Agent dated September 4, 2018.

“Depositary” means Computershare Investor Services Inc.

“Directors’ Circular” means this directors’ circular, letter to Nevsun Shareholders and includes the schedules attached hereto.

“directors” means the members of the Nevsun Board being, as of the date of this Directors’ Circular, Ian Pearce, Ian Ashby, Geoff Chater, Anne Giardini, Peter Kukielski, Stephen Scott and David Smith.

“DRS Statement” means a Direct Registration System Statement.

“DSU Plan” means the deferred share unit plan of Nevsun, as the same may be amended, restated supplemented or otherwise modified from time to time.

“DSU” means a deferred share unit, granted under the DSU Plan.

“DTC” means the Depository Trust Company.

“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval system maintained by the United States Securities and Exchange Commission.

“Effective Time” means the time that the Offeror first takes up and pays for Nevsun Shares pursuant to the Zijin Offer.

“Exercise Price” means the exercise price of each SRP Right of $50.

“Expiry Time” means 11:59 p.m. (Pacific Time) on December 28, 2018 unless the Zijin Offer is extended, accelerated or withdrawn by Zijin in accordance with its terms.

“Flip-in Event” means the acquisition by an Acquiring Person of 20% or more of the Nevsun Shares, other than by way of a Permitted Bid or a competing Permitted Bid.

“forward-looking statements” has the meaning ascribed to that term in the section of this Directors’ Circular entitled “Forward-Looking Statements”.

ACCEPT ZIJIN’S OFFER

TENDER YOUR NEVSUN SHARES

Nevsun Shareholders requiring advice or assistance concerning the acceptance of the Zijin Offer are urged to contact contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

“Freeport” means Freeport-McMoRan Copper & Gold Inc.

“HRC Committee” means Nevsun’s human resources and compensation committee.

“IFRS” means International Financial Reporting Standards.

“Independent Shareholders” means shareholders, other than the Person making a take-over bid, its associates, affiliates and Persons acting jointly or in concert and certain other Persons.

“informed person” means a director or executive officer of Nevsun, a director or executive officer of a person or company that is itself an “informed person” or subsidiary of Nevsun and any person or company who beneficially owns, directly or indirectly, voting securities of Nevsun or who exercises control or direction over voting securities of Nevsun carrying more than 10% of the voting rights attached to all issued and outstanding voting securities of Nevsun.

“insider” has the meaning ascribed to that term in the Securities Act (Ontario).

“Intermediary” means a registered broker or dealer, financial institution or other intermediary (within the meaning ascribed thereto in National Instrument 54-101 of the Canadian Securities Administrators, as amended) that holds securities on behalf of a Person who is not the registered holder thereof.

“Latest Mailing Time” has the meaning ascribed to that term in the Pre-Acquisition Agreement.

“Laurel Hill Advisory Group” means Laurel Hill Advisory Group, the information agent and strategic shareholder advisor to the Nevsun Board.

“Law” means, with respect to any Person, any and all applicable law (statutory, common or otherwise), bylaws, constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement at law, whether domestic or foreign, enacted, adopted, promulgated or applied by a governmental entity that is binding upon or applicable to such Person or its business, undertaking, property or securities, and to the extent that they have the force of law, policies, guidelines, standards, notices and protocols of any governmental entity, as amended.

“Letter of Transmittal” means the letter of transmittal accompanying the Zijin Circular.

“Lock-Up Agreements” means collectively the lock-up agreements between each of Nevsun’s director and senior officers and Zijin dated September 4, 2018.

“Lundin” means, collectively, Lundin Mining and the Lundin Offeror.

“Lundin Circular” means the Lundin Hostile Bid and accompanying take-over bid circular of Lundin dated July 26, 2018.

“Lundin Hostile Bid” means the offer made by Lundin on July 26, 2018 to acquire all of the outstanding Nevsun Shares, together with SRP Rights issued under Nevsun’s Rights Plan, including Nevsun Shares that may become issued and outstanding after the date of the hostile bid but prior to the Expiry Time upon the exercise, conversion or exchange of options, warrants, debentures or other securities of Nevsun that are exercisable for, convertible into or exchangeable for Nevsun Shares (other than the SRP Rights), for consideration of $4.75 per Nevsun Share in cash.

 “Lundin Mining” means Lundin Mining Corporation, a corporation existing under the Business Corporations Act (British Columbia).

“Lundin Offeror” means 1172628 B.C. Ltd., a corporation existing under the BCBCA, which is a wholly owned subsidiary of Lundin Mining.

ACCEPT ZIJIN’S OFFER

TENDER YOUR NEVSUN SHARES

Nevsun Shareholders requiring advice or assistance concerning the acceptance of the Zijin Offer are urged to contact contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

“Market Value” means is the volume-weighted average trading price of a Nevsun Share during the five trading days immediately preceding a particular date.

“Matching Period” means at least five Business Days have elapsed from the date that is the later of (i) the date on which Zijin received a Superior Proposal Notice and (ii) the date on which Zijin received a copy of the definitive agreement for a Superior Proposal.

“Material Adverse Effect” has the meaning ascribed to that term in the Pre-Acquisition Agreement.

“Minimum Condition” has the meaning ascribed to that term in the Pre-Acquisition Agreement.

“NAV” means net asset value.

“NEOs” means named executive officers.

“Nevsun” or the “Company” means Nevsun Resources Ltd., a corporation existing under the Business Corporations Act (British Columbia).

“Nevsun Board” means the board of directors of Nevsun.

“Nevsun Shareholders” or “Shareholders” means the holders of the Nevsun Shares.

“Nevsun Shares” means the common shares in the capital of Nevsun.

“Nevsun Stock Option Plan” means the stock option plan of Nevsun, as the same may be amended, restated supplemented or otherwise modified from time to time.

“Non-Resident Holder” means a holder who, at all relevant times, for purposes of the Tax Act, is neither resident nor deemed to be resident in Canada, and does not use or hold, and is not deemed to use or hold, Nevsun Shares in connection with carrying on a business in Canada.

“Notice of Guaranteed Delivery” means the notice of guaranteed delivery accompanying the Zijin Circular.

“NYSE MKT” means the NYSE American stock exchange.

“Offer Documents” has the meaning ascribed to that term in the Pre-Acquisition Agreement.

“Offeror” means 1178180 B.C. Ltd., a corporation existing under the Business Corporations Act (British Columbia), which is a wholly owned subsidiary of Zijin Mining.

“officer” has the meaning ascribed to that term in the Securities Act (Ontario).

“Option” means an option to purchase a Nevsun Share.

“Outside Date” means January 31, 2019.

“P/NAV” means price to NAV.

“Performance Period” means the three-year performance period between the grant date and the vesting date of PSUs.

“Permitted Bid” has the meaning ascribed to that term in the section of this Directors’ Circular entitled “Permitted Take-Over Bids and Permitted Lock-Up Agreements”.

“Person” includes an individual, a corporation, a partnership, trust, body corporate, fund and an association, syndicate, organization or other organized group of persons, whether incorporated or not, and an individual or other person in that person’s capacity as a trustee, executor, administrator or personal or other legal representative.

ACCEPT ZIJIN’S OFFER

TENDER YOUR NEVSUN SHARES

Nevsun Shareholders requiring advice or assistance concerning the acceptance of the Zijin Offer are urged to contact contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

“PFS” means pre-feasibility study.

“PRC” means the People’s Republic of China.

“PRC Approvals” means the filing and notification requirements of: (i) the National Development and Reform Commission of the PRC; (ii) the Ministry of Commerce of the PRC; and (iii) the State Administration of Foreign Exchange of the PRC.

“Pre-Acquisition Agreement” means the definitive pre-acquisition agreement dated September 4, 2018 between Zijin Mining and Nevsun.

“PSU” means a performance share unit, granted under the PSU Plan.

“PSU Plan” means the performance share unit plan of Nevsun, as the same may be amended, restated supplemented or otherwise modified from time to time.

“Regulatory Approval Condition” has the meaning ascribed to that term in the Pre-Acquisition Agreement.

“Rejection Circular” means the directors’ circular recommending rejection of the Lundin Hostile Bid Nevsun filed on SEDAR on August 9, 2018.

“Reporting Jurisdictions” means British Columbia, Alberta, Manitoba, Ontario and Quebec.

“Representative” means any officer, director, employee, representative (including any financial or other advisor) or agent of Nevsun or of any of its subsidiaries.

“Reservoir” means Reservoir Minerals Inc.

“Resident Holder” means a holder who, at the relevant times, for purposes of the Tax Act and any applicable income tax convention is, or is deemed to be, resident in Canada.

“Reverse Termination Amount” means US$50,000,000 that Zijin Mining’s wholly owned subsidiary has deposited with the Deposit Agent.

“Rights Plan” means the shareholder rights plan agreement dated as of June 8, 2011 and ratified by Shareholders on May 22, 2014 and May 3, 2017 entered into between Nevsun and Computershare Investor Services Inc., and any shareholder rights plan adopted by Nevsun after that date.

“RSU” means a restricted share unit, granted under the RSU Plan.

“RSU Plan” means the restricted share unit plan of Nevsun, as the same may be amended, restated supplemented or otherwise modified from time to time.

“SEC” means the United States Securities and Exchange Commission.

“SEDAR” means the System for Electronic Document Analysis and Retrieval maintained by the Canadian Securities Administrators.

ACCEPT ZIJIN’S OFFER

TENDER YOUR NEVSUN SHARES

Nevsun Shareholders requiring advice or assistance concerning the acceptance of the Zijin Offer are urged to contact contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

“Separation Time” has the meaning ascribed to that term in the section of this Directors’ Circular entitled “Share Purchase Rights”.

“Special Committee” means the special committee of independent directors of the Nevsun Board consisting of David Smith (Chair), Ian Ashby and Stephen Scott.

“SRP Right” has the meaning ascribed to that term in the section of this Directors’ Circular entitled “Share Purchase Rights”.

“Statutory Minimum Condition” has the meaning ascribed to that term in the Pre-Acquisition Agreement.

“Strategic Investor Process” means the various financing alternatives to support the development of the Upper Zone of the Timok Project.

“Strategic Review Process” means the broad strategic review process to explore and consider potential strategic alternatives to the Lundin Hostile Bid that might be available in addition to the proposals received in the Strategic Investor Process, including, but not limited to, an acquisition of all of the outstanding Nevsun Shares.

“Subsequent Acquisition Transaction” means the acquisition by Zijin of all of the Nevsun Shares that were not acquired by Zijin under the Zijin Offer pursuant to an amalgamation, arrangement, recapitalization, redemption or other similar transaction providing for the consideration per Nevsun Share that is at least equal in value to and is in the same form as the consideration per Nevsun Share offered under the Zijin Offer.

“subsidiary” has the meaning ascribed to that term in the Securities Act (Ontario).

“Superior Proposal Notice” means written notice that Nevsun has delivered Zijin of a determination by the Nevsun Board that an Acquisition Proposal constitutes a Superior Proposal and of the intention of the Nevsun Board to recommend or approve such Superior Proposal and/or of Nevsun to enter into a definitive agreement with respect thereto, together with a written notice from the Nevsun Board regarding the value that the Nevsun Board, in consultation with its financial advisors, has determined should be ascribed to any non-cash consideration offered under such Acquisition Proposal.

“Superior Proposal” means a bona fide written Acquisition Proposal from an arm’s length Person or Persons made after the date of the Pre-Acquisition Agreement (which for greater certainty includes amendments or variations to any current Acquisition Proposals made after the date of the Pre-Acquisition Agreement): (i) to acquire all of the outstanding Nevsun Shares (other than Nevsun Shares beneficially owned by the Person making such Acquisition Proposal) or all or substantially all of the assets of Nevsun and its subsidiaries on a consolidated basis; (ii) that was not obtained in violation or breach in any material respect of the non-solicitation provisions under the Pre-Acquisition Agreement; (iii) that is reasonably capable of being completed in accordance with its terms without undue delay; (iv) that is not subject to any financing or due diligence condition and in respect of which, in the reasonable opinion of the Nevsun Board, adequate arrangements have been made to ensure that the required funds will be available to complete such Acquisition Proposal; and (v) that the Nevsun Board determines, after receiving the advice of its external legal and financial advisors, could, if consummated in accordance with its terms, but without assuming away the risk of non-completion, result in a transaction which is more favourable to Nevsun Shareholders than the Zijin Offer, if consummated in accordance with its terms, but without assuming away the risk of non-completion (including after any amendments to the terms and conditions of the Zijin Offer proposed by Zijin pursuant to the matching provisions described under the heading “Zijin’s Right to Match”).

“Tax Act” means the Income Tax Act (Canada).

“Termination Fee” means US$50,000,000.

ACCEPT ZIJIN’S OFFER

TENDER YOUR NEVSUN SHARES

Nevsun Shareholders requiring advice or assistance concerning the acceptance of the Zijin Offer are urged to contact contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

“Timok” or the “Timok Project” means a copper-gold development asset in eastern Serbia focused on the Cukaru Peki deposit, which includes the high grade Upper Zone (characterized by massive and semi-massive sulphide mineralization) and the Lower Zone (characterized by porphyry-style mineralization).

“TSR” means total shareholder return.

“TSX” means the Toronto Stock Exchange.

“U.S. Holder” has the meaning ascribed to that term in the Zijin Circular.

“VMS” means volcanogenic massive sulphides.

“Zijin” means, collectively, Zijin Mining and the Offeror.

“Zijin Circular” means the Zijin Offer and accompanying take-over bid circular of Zijin dated September 14, 2018.

“Zijin Mining” means Zijin Mining Group Co., Ltd., a corporation existing under the laws of China.

“Zijin Offer” means the offer made by Zijin on September 14, 2018 to acquire all of the outstanding Nevsun Shares, together with SRP Rights issued under Nevsun’s Rights Plan, including Nevsun Shares that may become issued and outstanding after the date of the Zijin Offer but prior to the Expiry Time upon the exercise, conversion or exchange of options, warrants, debentures or other securities of Nevsun that are exercisable for, convertible into or exchangeable for Nevsun Shares (other than the SRP Rights), for consideration of $6.00 per Nevsun Share in cash.

ACCEPT ZIJIN’S OFFER

TENDER YOUR NEVSUN SHARES

Nevsun Shareholders requiring advice or assistance concerning the acceptance of the Zijin Offer are urged to contact contacting Laurel Hill Advisory Group at 1-877-452-7184 or 416-304-0211 or by e-mail at assistance@laurelhill.com

SCHEDULE “B”

OPINION OF BMO NESBITT BURNS INC.

September 4, 2018

The Board of Directors
Nevsun Resources Ltd.
Suite 1750 - 1066 West Hastings St
Vancouver, BC
V6E 3X1

To the Board of Directors:

BMO Nesbitt Burns Inc. (“BMO Capital Markets” or “we” or “us”) understands that Nevsun Resources Ltd. (the “Company”) and Zijin Mining Group Company Limited (the “Acquiror”) have entered into a definitive pre-acquisition agreement pursuant to which the Acquiror will make a take-over bid offer (the “Offer”) to acquire all of the issued and outstanding common shares (the “Shares”) of the Company and any associated rights issued under the shareholder rights plan of the Company dated June 8, 2011 (the “SRP Rights”) including any Shares that are issued after the date of the Offer and prior to the expiry date of the Offer. The consideration offered pursuant to the Offer is $6.00 in cash for each Share. The terms and conditions of the Offer will be set out in the take-over bid circular of the Acquiror which will be mailed to the holders of the Shares (the “Shareholders”) in connection with the Offer.

We have been retained to provide financial advice to the Company, including our opinion (the “Opinion”) to the board of directors of the Company (the “Board of Directors”) as to the fairness, from a financial point of view, of the consideration to be received by the Shareholders pursuant to the Offer.

ENGAGEMENT OF BMO CAPITAL MARKETS

The Company initially contacted BMO Capital Markets regarding a potential advisory assignment in December 2016. BMO Capital Markets was formally engaged by the Company pursuant to an agreement dated January 23, 2017 (the “Engagement Agreement”). Under the terms of the Engagement Agreement, BMO Capital Markets has agreed to provide the Company and the Board of Directors with various advisory services in connection with the Offer including, among other things, the provision of the Opinion.

BMO Capital Markets will receive a fee for rendering the Opinion.  We will also receive certain fees for our advisory services under the Engagement Agreement, a substantial portion of which is contingent upon completion of and, in some instances, the value of, a change of control transaction involving the Company or certain other events. The Company has also agreed to reimburse us for our reasonable out-of-pocket expenses and to indemnify us against certain liabilities that might arise out of our engagement.

CREDENTIALS OF BMO CAPITAL MARKETS

BMO Capital Markets is one of North America’s largest investment banking firms, with operations in all facets of corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading, investment research and investment management.  BMO Capital Markets has been a financial advisor in a significant number of transactions throughout North America involving public and private companies in various industry sectors and has extensive experience in preparing fairness opinions.

The Opinion represents the opinion of BMO Capital Markets, the form and content of which have been approved for release by a committee of our officers who are collectively experienced in merger and acquisition, divestiture, restructuring, valuation, fairness opinion and capital markets matters.

INDEPENDENCE OF BMO CAPITAL MARKETS

Neither BMO Capital Markets, nor any of our affiliates, is an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario) or the rules made thereunder) of the Company, the Acquiror, or any of their respective associates or affiliates (collectively, the “Interested Parties”).

BMO Capital Markets has not been engaged to provide any financial advisory services nor has it participated in any financings involving the Interested Parties within the past two years, other than: (i) acting as financial advisor to the Company and the Board of Directors pursuant to the Engagement Agreement and (ii) providing ongoing foreign exchange services for the Company.

Other than as set forth above and certain commitments made by the Company to BMO Capital Markets under the Engagement Agreement with respect to potential future financial advisory engagements, there are no understandings, agreements or commitments between BMO Capital Markets and any of the Interested Parties with respect to future business dealings.  BMO Capital Markets may, in the future, in the ordinary course of business, provide financial advisory, investment banking, or other financial services to one or more of the Interested Parties from time to time.

BMO Capital Markets and certain of our affiliates act as traders and dealers, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of one or more of the Interested Parties and, from time to time, may have executed or may execute transactions on behalf of one or more Interested Parties for which BMO Capital Markets or such affiliates received or may receive compensation.  As investment dealers, BMO Capital Markets and certain of our affiliates conduct research on securities and may, in the ordinary course of business, provide research reports and investment advice to clients on investment matters, including with respect to one or more of the Interested Parties or the Offer. In addition, Bank of Montreal (“BMO”), of which BMO Capital Markets is a wholly-owned subsidiary, or one or more affiliates of BMO, may provide banking or other financial services to one or more of the Interested Parties in the ordinary course of business.

SCOPE OF REVIEW

In connection with rendering the Opinion, we have reviewed and relied upon, or carried out, among other things, the following:

1.	the Company’s Directors’ Circular dated August 9, 2018 rejecting the unsolicited offer made by Lundin Mining Corporation (“Lundin”) on July 26, 2018;

2.	the most recent draft of the Company’s Directors’ Circular dated August 29, 2018 (the “Draft Directors’ Circular”);

3.	the most recent draft of the pre-acquisition agreement dated September 3, 2018 (the “Draft Pre-Acquisition Agreement”);

4.	the debt financing commitment letters related to the Offer;

5.	certain publicly available information relating to the business, operations, financial condition and trading history of the Company and the Acquiror and other selected public companies we considered relevant;

6.	certain internal financial, operating, corporate and other information prepared or provided by or on behalf of the Company relating to the business, operations and financial condition of the Company;

7.	internal management forecasts, projections, estimates and budgets prepared or provided by or on behalf of management of the Company;

8.	discussions with management of the Company relating to the Company’s current business, plan, financial condition and prospects;

9.	public information with respect to selected precedent transactions we considered relevant;

10.	historical commodity prices and the impact of various commodity pricing assumptions on the business, prospects and financial forecasts of the Company and the Acquiror;

11.	various reports published by equity research analysts, industry sources and credit rating agencies we considered relevant;

12.	a letter of representation as to certain factual matters and the completeness and accuracy of certain information upon which the Opinion is based, addressed to us and dated as of the date hereof, provided by senior officers of the Company; and

13.	such other information, investigations, analyses and discussions as we considered necessary or appropriate in the circumstances.

BMO Capital Markets has not, to the best of its knowledge, been denied access by the Company to any information under the Company’s control requested by BMO Capital Markets.

ASSUMPTIONS AND LIMITATIONS

We have relied upon and assumed the completeness, accuracy and fair presentation of all financial and other information, data, advice, opinions, representations and other material obtained by us from public sources or provided to us by or on behalf of the Company or otherwise obtained by us in connection with our engagement (the “Information”).  The Opinion is conditional upon such completeness, accuracy and fair presentation.  We have not been requested to, and have not assumed any obligation to, independently verify the completeness, accuracy or fair presentation of any such Information. We have assumed that forecasts, projections, estimates and budgets provided to us and used in our analyses were reasonably prepared on bases reflecting all currently available assumptions, estimates and judgments of management of the Company, having regard to the Company’s business, plans, financial condition and prospects.

Senior officers of the Company have represented to BMO Capital Markets in a letter of representation delivered as of the date hereof, among other things, that: (i) the Information provided to BMO Capital Markets orally by, or in the presence of, an officer or employee of, the Company, or in writing by the Company or any of its subsidiaries (as defined in National Instrument 45-106 – Prospectus and Registration Exemptions) or any of its or their representatives in connection with our engagement was, at the date the Information was provided to BMO Capital Markets, and is, as of the date hereof, complete, true and correct in all material respects, and did not and does not contain a misrepresentation (as defined in the Securities Act (Ontario)); and (ii) since the dates on which the Information was provided to BMO Capital Markets, except as disclosed in writing to BMO Capital Markets, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company or any of its subsidiaries, and no change has occurred in the Information or any part thereof which would have or which could  reasonably be expected to have a material effect on the Opinion.

In preparing the Opinion, we have made several assumptions, including that all of the conditions to the Offer will be met and that the disclosure provided or incorporated by reference in the Draft Directors’ Circular and the Draft Pre-Acquisition Agreement with respect to the Company, the Acquiror and the Offer is true, complete and correct in all material respects.

The Opinion is rendered on the basis of securities markets, economic, financial and general business conditions prevailing as of the date hereof and the condition and prospects, financial and otherwise, of the Company as they are reflected in the Information and as they have been represented to BMO Capital Markets in discussions with management of the Company and its representatives. In our analyses and in preparing the Opinion, BMO Capital Markets made numerous judgments and assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond our control or that of any party involved in the Offer.

The Opinion is provided to the Board of Directors for its exclusive use only in considering the Offer and may not be used or relied upon by any other person or for any other purpose without our prior written consent.  The Opinion does not constitute a recommendation as to whether any Shareholder should tender their shares to the Offer or act on any matter relating to the Offer.  Except for the inclusion of the Opinion in its entirety and a summary thereof (in a form acceptable to us) in the Company’s Directors’ Circular, the Opinion is not to be reproduced, disseminated, quoted from or referred to (in whole or in part) without our prior written consent.

We have not been asked to prepare and have not prepared a formal valuation or appraisal of the securities or assets of the Company or of any of its affiliates, and the Opinion should not be construed as such.  The Opinion is not, and should not be construed as, advice as to the price at which the securities of the Company may trade at any time. BMO Capital Markets was not engaged to review any legal, tax or regulatory aspects of the Offer and the Opinion does not address any such matters.  We have relied upon, without independent verification, the assessment by the Company and its legal and tax advisors with respect to such matters.  In addition, the Opinion does not address the relative merits of the Offer as compared to any strategic alternatives that may be available to the Company.

The Opinion is rendered as of the date hereof and BMO Capital Markets disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of BMO Capital Markets after the date hereof. Without limiting the foregoing, if we learn that any of the information we relied upon in preparing the Opinion was inaccurate, incomplete or misleading in any material respect, BMO Capital Markets reserves the right to change or withdraw the Opinion.

CONCLUSION

Based upon and subject to the foregoing, BMO Capital Markets is of the opinion that, as of the date hereof, the consideration to be received by the Shareholders pursuant to the Offer is fair from a financial point of view to the Shareholders other than the Acquiror, Lundin or their respective affiliates.

Yours truly,

BMO Nesbitt Burns Inc.

SCHEDULE “C”

OPINION OF CITIGROUP GLOBAL MARKETS INC.

THIS OPINION HAS BEEN PREPARED AND ISSUED IN THE ENGLISH LANGUAGE AND, FOR INFORMATIONAL PURPOSES, HAS BEEN PREPARED AND MADE AVAILABLE IN A FRENCH TRANSLATION.  IN THE EVENT OF ANY DISCREPANCIES BETWEEN THE ENGLISH LANGUAGE VERSION AND THE FRENCH LANGUAGE TRANSLATION, THE ENGLISH LANGUAGE VERSION SHALL PREVAIL.

September 4, 2018

The Special Committee of the Board of Directors

Nevsun Resources Ltd.

1750 - 1066 West Hastings Street

Vancouver, British Columbia, Canada V6E 3X1

The Special Committee of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to holders of the common shares of Nevsun Resources Ltd. (“Nevsun” and, such shares, the “Nevsun Shares”), other than as specified below, of the Consideration (defined below) to be offered to such holders as contemplated by the terms and subject to the conditions set forth in a Pre-Acquisition Agreement (the “Agreement”) to be entered into between Nevsun and Zijin Mining Group Co., Ltd. (“Zijin Mining”).  As more fully described in the Agreement, Zijin Mining will (i) commence an offer, by way of a takeover bid (the “Offer”), to purchase all outstanding Nevsun Shares, together with any associated rights issued under the shareholder rights plan of Nevsun, for C$6.00 (the “Consideration”) in cash per Nevsun Share and (ii) to the extent permitted by applicable law, acquire the remaining outstanding Nevsun Shares not acquired in the Offer pursuant to a compulsory acquisition or other means of acquiring the remaining Nevsun Shares in exchange for the Consideration (such compulsory or other subsequent acquisition transaction, together with the Offer as an integrated transaction, the “Transaction”).  The terms and conditions of the Transaction are more fully set forth in the Agreement.

In arriving at our opinion, we reviewed a draft, provided to us on September 4, 2018, of the Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Nevsun concerning the businesses, operations and prospects of Nevsun.  We reviewed certain publicly available and other business and financial information provided to or discussed with us by the management of Nevsun, including certain financial forecasts, estimates and other information and data relating to Nevsun provided to or discussed with us by the management of Nevsun both before and after giving effect to certain business and operational sensitivities.  We reviewed the financial terms of the Transaction as set forth in the Agreement in relation to, among other things, current and historical prices of the Nevsun Shares, the financial condition and certain historical and projected financial and operating data of Nevsun and the capitalization of Nevsun.  We analyzed certain financial, stock market and other publicly available information relating to the businesses of certain other companies whose operations we considered relevant in evaluating those of Nevsun and considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Transaction.  We also held discussions with the management and other representatives of Nevsun regarding the currently pending hostile takeover bid for Nevsun commenced by Lundin Mining Corporation (“Lundin Mining”) and considered, among other things, Nevsun’s discussions with certain other third parties regarding a potential strategic investment in, or acquisition of all or a part of, Nevsun.  In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.  The issuance of our opinion has been authorized by our fairness opinion committee.

The Special Committee of the Board of Directors
Nevsun Resources Ltd.
September 4, 2018

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management and other representatives of Nevsun that they are not aware of any relevant information that has been omitted or that remains undisclosed to us.  With respect to the financial forecasts (including sensitivities thereto), estimates and other information and data relating to Nevsun that we have been directed to utilize in our analyses, we have been advised by the management of Nevsun and we have assumed, with your consent, that such financial forecasts, estimates and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Nevsun as to, and are a reasonable basis upon which to evaluate, the future financial performance of Nevsun both before and after giving effect to certain sensitivities and the other matters covered thereby.  We also have assumed, with your consent, that certain financial information based on future commodity price assumptions or prepared in foreign currencies and converted based on certain exchange rates and certain publicly available research analysts’ estimates utilized in our analyses are reasonable and appropriate for purposes of our analyses.  We express no opinion as to any financial forecasts and other information or data (or underlying assumptions on which any such financial forecasts and other information or data are based) provided to or otherwise reviewed by or discussed with us.

We have relied upon the assessments of the management of Nevsun as to, among other things, (i) the potential impact on Nevsun of certain market, geopolitical and other trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the mining industry and the countries and geographic regions in which Nevsun operates, (ii) mineral development and production activities and projects of Nevsun, including the likelihood and timing thereof, and capital expenditures and other financial aspects involved, and (iii) Nevsun’s existing and future agreements and arrangements with certain joint venture or business partners and other commercial relationships.  We have assumed, with your consent, that there will be no developments with respect to any such matters that would be meaningful in any respect to our analyses or opinion.

We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of Nevsun or any other entity nor have we made any physical inspection of the properties or assets of Nevsun or any other entity.  We are not experts in the evaluation of mineral resources or reserves and we express no view as to the exploration, development or production (including, without limitation, as to the costs, feasibility or timing thereof) of any properties of Nevsun or any other entity or business.  We have not evaluated the solvency or fair value of Nevsun or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters.  We have assumed, with your consent, that the Transaction will be consummated in accordance with the terms of the Agreement and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers and agreements for the Transaction, no delay, limitation, restriction, condition or other action, including any divestiture or other requirements, amendments or modifications, will be imposed or exist that would have an adverse effect on Nevsun or the Transaction or that otherwise would be meaningful in any respect to our analyses or opinion.  Representatives of Nevsun have advised us, and we also have assumed, that the final terms of the Agreement will not vary materially from those set forth in the draft reviewed by us.  We are not expressing any view or opinion as to the prices at which Nevsun Shares or any other securities will trade or otherwise be transferable at any time.  We are not expressing any view or opinion with respect to accounting, tax, regulatory, legal or similar matters, including, without limitation, tax consequences resulting from the Transaction or otherwise, or changes in, or the impact of, tax or other laws, regulations and governmental and legislative policies on Nevsun or the Transaction and we have relied, with your consent, upon the assessments of representatives of Nevsun as to such matters.

Our opinion addresses only the fairness, from a financial point of view and as of the date hereof, of the Consideration (to the extent expressly specified herein), without regard to individual circumstances of specific holders with respect to any rights or aspects which may distinguish such holders or the securities of Nevsun held by such holders and upon the assumption that all holders of Nevsun Shares will receive the same Consideration whether pursuant to the Offer, a compulsory or other subsequent acquisition transaction or otherwise.  Our opinion does not address any other terms, aspects or implications of the Transaction, including, without limitation, the form or structure of the Transaction or any lock-up, deposit or other agreement, arrangement or understanding to be entered into in connection with, related to or contemplated by the Transaction or the impact of currency or exchange rate fluctuations with respect to the Consideration or otherwise.  In connection with our engagement, we were not requested to, and we did not, undertake a third-party solicitation process on behalf of Nevsun with respect to the acquisition of Nevsun; however, we note that Nevsun has received indications of interest from third parties regarding a potential strategic investment in, or acquisition of all or a part of, Nevsun.  We express no view as to, and our opinion does not address, the underlying business decision of Nevsun to effect or enter into the Transaction, the relative merits of the Transaction as compared to any alternative business strategies that might exist for Nevsun or the effect of any other transaction which Nevsun might engage in or consider.  We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation or other consideration to any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Consideration or otherwise.  Our opinion is necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to us as of the date hereof.  Although subsequent developments may affect our opinion, we have no obligation to update, revise or reaffirm our opinion.  As you are aware, the credit, financial and stock markets, and the industry in which Nevsun operates (including commodity prices related to such industry), have experienced and continue to experience volatility and we express no view or opinion as to any potential effects of such volatility on Nevsun.

The Special Committee of the Board of Directors
Nevsun Resources Ltd.
September 4, 2018

Citigroup Global Markets Inc. has acted as financial advisor to the Special Committee of the Board of Directors of Nevsun (the “Special Committee”) in connection with the proposed Transaction and will receive fees for such services.  In addition, Nevsun has agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement.  As you are aware, although we and our affiliates have not provided investment banking, commercial banking or other similar financial services to Nevsun or Zijin Mining in the past two years, we and our affiliates may provide services to Nevsun, Zijin Mining and their respective affiliates in the future, for which services we and our affiliates would expect to receive compensation.  In the ordinary course of business, we and our affiliates may actively trade or hold the securities of Nevsun, Zijin Mining and/or their respective affiliates for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities.  In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Nevsun, Zijin Mining and their respective affiliates.

Our advisory services and the opinion expressed herein are provided solely for the information of the Special Committee (in its capacity as such) in its evaluation of the proposed Transaction and may not be relied upon by any third party or used for any other purpose.  Our opinion and related materials may not be quoted, referred to or otherwise disclosed, in whole or in part, nor may any public reference to Citigroup Global Markets Inc. in connection with the Transaction or related matters be made, without our prior written consent.  Our opinion is not intended to be and does not constitute a recommendation to any securityholder as to whether such securityholder should tender Nevsun Shares in the Offer or how any securityholder should act with respect to any matters relating to the Transaction or otherwise.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Consideration offered to holders of Nevsun Shares (other than Zijin Mining, Lundin Mining and their respective affiliates) pursuant to the Offer is fair, from a financial point of view, to such holders.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

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